Exhibit 2.01

AGREEMENT AND PLAN OF REORGANIZATION

AMONG

OPSWARE INC.,

STREAM ACQUISITION CORP.,

CREEKPATH SYSTEMS, INC.

AND

MARK DAVIS, AS REPRESENTATIVE

JULY 7, 2006

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of July 7, 2006 (the “Agreement Date”) by and among Opsware Inc., a Delaware corporation (“Acquiror”), Stream Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Acquiror (“Merger Sub”), CreekPath Systems, Inc, a Delaware corporation (the “Company”), and Mark Davis, as Representative (the “Representative”).

RECITALS

A.            The parties intend that, subject to the terms and conditions hereinafter set forth, Merger Sub shall merge with and into the Company in a reverse-triangular merger (the “Merger”), with the Company to be the surviving corporation of the Merger, on the terms and subject to the conditions of this Agreement and pursuant to a Certificate of Merger substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”) and the applicable provisions of the laws of the State of Delaware

B.            The Boards of Directors of Acquiror, Merger Sub and the Company have determined that the Merger is in the best interests of their respective companies and stockholders and have approved and declared advisable this Agreement and the Merger. Acquiror, as the sole stockholder of Merger Sub, has approved this Agreement and the Merger.

C.            Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Acquiror’s willingness to enter into this Agreement, each employee of the Company listed on Exhibit B-1 (the “Key Employees”) is executing and delivering to Acquiror an Employment Offer Letter and an Employment, Confidential Information and Invention Assignment Agreement substantially in the forms attached hereto as Exhibit B-2 (the “Employment Offer Letter”) and Exhibit B-3 (“Employment and Confidentiality Agreement”), which letter and agreement shall become effective upon the Effective Time (as defined in Article 1).

D.            Concurrently with the execution and delivery of this Agreement, the Company is delivering from each Company Stockholder listed on Exhibit C-1 a written consent substantially in the form attached hereto as Exhibit C-2 (the “Company Stockholder Consent”) adopting the Merger, this Agreement and the transactions contemplated hereby and a stockholder agreement in the form attached hereto as Exhibit C-3 whereby such stockholders agree not to revoke such consents (“Stockholder Agreement”).

E.             Acquiror, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

“Acquiror Ancillary Agreements” means, collectively, the following certificates to be delivered on behalf of Acquiror by an officer or officers of Acquiror at the Closing pursuant to Article 9 and the following agreements (other than this Agreement) that Acquiror is to enter into as a party thereto pursuant to this Agreement: Certificate of Merger, Bridge Note(s), Escrow Agreement, Company Shareholder Release, Retention Plan Participant Release, Employment Offer Letters, Employment and Confidentiality Agreements and Stockholder Agreements.

“Action” shall have the meaning set forth in Section 7.3(t).

“Affiliate” shall have the meaning set forth in Rule 405 of Regulation C promulgated under the Securities Act.

“Applicable Law” means, collectively, all foreign, federal, state, local or municipal laws, statutes, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments and decrees applicable to the Company or any of its assets, properties and business (and any regulations promulgated thereunder).

“AR Shortfall” shall mean the difference between the actual amount of Current Company Accounts Receivable collected after the Effective Time and the Estimated Collectible Accounts Receivable Amount.

“Balance Sheet Date” means April 30, 2006, the date of the Company Balance Sheet.

“Bridge Loan” shall mean that certain advance of funds in cash, in one or more traunches as Acquiror elects, by Acquiror to the Company on or from time to time after the Agreement Date in an aggregate amount that shall not exceed the sum of the Estimated Pre-Closing Expenses, unless otherwise approved by Acquiror.

“Bridge Loan Amount” shall mean the aggregate dollar amount due under all of the Bridge Notes.

“Bridge Note(s)” shall mean one or more unsecured promissory notes in the form attached hereto as Schedule 1 each representing the Company’s obligation to repay a particular traunche of the Bridge Loan principal, plus interest as therein provided, and providing that the Company’s obligations to repay any amounts owed under the Bridge Note(s) shall be forgiven by Acquiror on the Termination Date if the Company has properly terminated this Agreement pursuant to the provisions of Section 11.2(b) or Section 11.2(c).

“Closing” means the closing of the transactions to consummate the Merger.

“Closing Date” means a time and date to be specified by the parties after the satisfaction or waiver of the conditions set forth in Article 9 and Article 10 (excluding conditions that, by their terms, are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions); the parties anticipate that the Closing Date will occur on August 1, 2006; provided, however, that the Acquiror may elect to accelerate the Closing Date at its sole option to a date specified in a notice given at least two (2) business days before the proposed Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Ancillary Agreements” means, collectively, the following agreements (other than this Agreement) that Company is to enter into as a party thereto pursuant to this Agreement: Certificate of Merger, Bridge Note(s), Escrow Agreement, agreement terminating Company VC Agreements pursuant to Section 10.9, Company Shareholder Release, and Retention Plan Participant Release.

“Company Certificates” means, collectively, the following certificates to be delivered on behalf of Company by an officer or officers of Company at the Closing pursuant to Article 10:  officer’s certificate pursuant to Sections 10.1 and 10.2; secretary certificate pursuant to Section 10.14, Deal Fees Certificate, Spreadsheets and the Company AR Certificate.

“Company AR Certificate” shall have the meaning set forth in Section 10.19.

“Company Balance Sheet” means the Company’s unaudited balance sheet as of April 30, 2006 included in the Company Financial Statements.

“Company Business” means the business of the Company as presently conducted and presently proposed to be conducted by Company.

“Company Capital Stock” shall mean, collectively, the Company Common Stock, Series A Preferred Stock and Series B Preferred Stock.

“Company Common Stock” shall mean the common stock, $0.001 par value, of Company.

“Company Financial Statements” means (A) the Company’s audited balance sheets dated December 31, 2005 and December 31, 2004 and its audited statements of operations, statements of cash flows and statements of changes in stockholders’ equity for the years then ended, and (B) the Company’s unaudited balance sheet dated April 30, 2006 and its unaudited statements of operations, statements of cash flows and statements of changes in stockholders’ equity for the four-month period then ended, and any notes to the foregoing financial statements.

“Company IP” shall have the meaning given in Section 3.1.

“Company Option Plan” means the 2000 Amended and Restated Equity Incentive Plan of the Company, as amended.

“Company Optionholders” means the holders of Company Options.

“Company Options” means options to purchase shares of Company Capital Stock.

“Company Securityholders” means the Company Stockholders, Company Optionholders and Company Warrantholders, collectively.

“Company Stockholders” means the holders of shares of Company Capital Stock.

“Company Warrantholders” means the holders of Company Warrants.

“Company Warrants” means warrants to purchase shares of Company Capital Stock.

“Contract” means any written or oral legally binding contract, agreement, instrument, arrangement, commitment or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).

“Customer Escrow Amount” shall mean $750,000.

“Deal Fees” means the sum of the legal, accounting, investment banking, broker’s and finder’s fees paid, accrued or incurred by the Company in connection with the Merger and this Agreement and the transactions contemplated hereby.

“Deal Fees Certificate” means a certificate executed by the President or Chief Executive Officer of the Company, dated as of the Closing Date, certifying the amount of Deal Fees (including an itemized list of each item of Deal Fees with a general description of the nature of such expense and the Person to whom such expense was or is owed or was paid pre-Closing). The Deal Fees Certificate shall include a representation of the Company, certified by the President or Chief Executive Officer of the Company, that such certificate includes all of the Deal Fees paid or payable at any time prior to, at or following the Closing Date.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“D&O Tail Coverage Policy” is the tail policy obtained by Acquiror pursuant to Section 6.1(b) hereof.

“Dissenters Deadline Date” means the first date at or after the Effective Time on which no holder of Company Capital Stock as of immediately prior to the Effective Time has an opportunity to perfect appraisal rights in accordance with Delaware Law in connection with the Merger in respect of any shares of Company Capital Stock.

“Dissenting Shares” means any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights shall have been perfected prior to the Dissenters Deadline Date in accordance with Delaware Law in connection with the Merger.

“Dissenting Shares Excess Payments” means any payment in respect of Dissenting Shares in excess of the sum of the amount of cash that would have been issuable pursuant to Section 2.5 in respect of such shares had they never been Dissenting Shares. Dissenting Shares Excess Payments shall constitute “Damages” for purposes of Article 12 without regard to the Basket.

“Documentation” means, collectively, programmers’ notes or logs, source code annotations, user guides, manuals, instructions, software architecture designs, layouts, any know-how, and any other designs, plans, drawings, documentation, materials, supplier lists, software source code and object code, net lists, photographs, development tools, blueprints, media, memoranda and records that are primarily related to or otherwise necessary for the use and exploitation of any products of the Company used in the Company Business or under development, whether in tangible or intangible form, whether owned by the Company or held by the Company under any licenses or sublicenses (or similar grants of rights).

“Earnout Component Amounts” shall have the meaning given in Section 3.4.

“Earnout Payout Date” means the applicable date that Net Contingent Consideration, if any, becomes payable pursuant to Article 3.

“Earnout Period” shall have the meaning given in Section 3.1.

“Effective Time” means the date and time on which the Merger first becomes legally effective under the laws of the State of Delaware as a result of the filing with the Delaware Secretary of State of the Certificate of Merger pursuant to the requirements of Delaware Law.

“Effective Time Holders” means the holders of Company Preferred Stock and the Retention Plan Participants, in each case immediately prior to the Effective Time.

“Eligible Products” shall have the meaning given in Section 3.1.

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is a member of:  (A) a “controlled group of corporations,” as defined in Section 414(b) of the Code; (B) a group of entities under “common control,” as defined in Section 414(c) of the Code; or (C) an “affiliated service group,” as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes the Company.

“Escrow Agreement” means the Escrow Agreement among Acquiror, the Escrow Agent and Representative contemplated by Section 2.4(j) hereof, in substantially the form attached hereto as Exhibit G, with such changes as may be required by the Escrow Agent.

“Escrow Amounts” shall mean the aggregate of the Primary Escrow Amount and the Customer Escrow Amount.

“Escrow Earnings” means interest earned on the Escrow Amounts.

“Estimated Collectible Accounts Receivable Amount” shall mean that certain portion of the Company accounts receivable as of the Effective Time listed in Company AR Certificate (“Current Company Accounts Receivable”) that the parties mutually agree is reasonably collectable, which amount shall also be set forth in the Company AR Certificate.

“Estimated Pre-Closing Expense Budget” shall mean the schedule so named and attached hereto as Schedule 2,  which sets out the Estimated Pre-Closing Expenses and the specific dates when each expense item included in the Estimated Pre-Closing Expenses becomes due and payable in the ordinary course of business, consistent with past practice, as mutually agreed by Acquiror and the Company.

“Estimated Pre-Closing Expenses” shall mean an amount equal to the Company’s estimated net cash usage from the Agreement Date to the Closing Date, estimated as a fixed amount through August 1, 2006 and a per diem amount thereafter through August 15, 2006, excluding those Company expenses that can be funded during such period with cash existing on the Agreement Date, in each case estimated in such a manner that the Company will retain a minimum cash balance during such time period of no less than $100,000.

“Excess Payroll Service Charges” shall have the meaning given in Section 2.4(e).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Liabilities” shall mean the following:  (i) any future payments due to HCL Technologies; (ii) any future real estate lease obligations of the Company; (iii) accrued vacation balances for employees who accept full time (but not transitional) employment with Acquiror; (iv) an amount equal to the lesser of $41,000 and the premium for the D&O Tail Coverage Policy; and (v) the Bridge Loan Amount.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” means any court or tribunal, governmental or regulatory body, administrative agency, commission or other governmental authority.

“Gross Contingent Consideration” shall have the meaning given in Section 3.1.

“Indemnifiable Deal Fees” means any Deal Fees not deducted in the calculation of the Net Initial Merger Consideration hereunder; such expenses shall constitute “Damages” for purposes of Article 12. “Initial Earnout Component Amounts” shall have the meaning given in Section 3.2.

“Initial Earnout Notice” shall have the meaning given in Section 3.2.

“Initial Gross Contingent Consideration” shall have the meaning given in Section 3.2.

“Initial Qualifying Bookings Collections” shall have the meaning given in Section 3.1.

“Intellectual Property” means, collectively, all worldwide industrial and intellectual property rights, including patents, patent applications, patent rights, trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor, franchises, licenses, inventions, trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, technology, software source code and object code, algorithms, net lists, architectures, structures, screen displays, photographs, images, layouts, development tools, designs, blueprints, libraries, notebooks, specifications, technical drawings (or similar information in electronic format) and all documentation and media constituting, describing or relating to the foregoing, including manuals, programmers’ notes, memoranda and records.

“knowledge” means the knowledge of a particular fact, circumstance, event or other matter in question of the officers or directors of an entity after reasonable inquiry (and with respect to Section 4.13, any of the employees of the Company engaged in technology development activity for the Company) (collectively, the “Entity Representatives”). Any such Entity Representative will be deemed to have knowledge of a particular fact, circumstance, event or other matter if:  (A) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic, including electronic mails received or sent by such Entity Representative) in the actual possession of such Entity Representative, including his or her personal files as of the Closing Date; or (B) such knowledge could be obtained from reasonable inquiry of the persons employed by such entity charged with administrative or operational responsibility for such matters for such entity.

“Liabilities” means debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract (provided that Liabilities shall not include deferred revenue).

“Material Adverse Change” and “Material Adverse Effect” when used in connection with an entity means any change, event, circumstance, condition or effect (regardless of whether or not such change, event, circumstance, condition or effect is inconsistent with the representations or warranties made by such entity in this Agreement) that is or is reasonably likely to be, individually or in the aggregate, materially adverse in relation to the financial condition, capitalization, properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole, except to the extent that any such change, event, condition or effect directly results from:  (A) changes in general economic conditions (provided that such changes do not affect such entity disproportionately as compared to such entity’s competitors); (B) changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity disproportionately as compared to such entity’s competitors); (C) the execution, announcement, pendency or consummation of the transactions contemplated by this Agreement, or (D) the taking of any action contemplated by this Agreement or consented to in writing by the Acquiror.

“Merger Sub Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of Merger Sub by an officer or officers of Merger Sub at the Closing pursuant to Article 7 and each agreement (other than this Agreement) that Merger Sub is to enter into as a party thereto pursuant to this Agreement.

“Merger Sub Common Stock” means the Common Stock of Merger Sub.

“Mutual NDA” means the Mutual Confidential Disclosure Agreements between Acquirer and Company dated May 16, 2006 and June 20, 2006, as amended, which contain “no shop” provisions, and the Mutual Non-Disclosure Agreements between them signed on July 11, 2005 and April 25, 2006.

“Net Bookings” shall have the meaning given in Section 3.1.

“Net Closing Liabilities” shall mean an amount equal to the Company’s total remaining Liabilities at Closing (excluding the Excluded Liabilities and for the avoidance of doubt including all Liabilities for taxes whether or not due and payable with respect to any periods or portion of a period prior to Closing), all as calculated in accordance with GAAP.

“Net Contingent Consideration” shall mean the Gross Contingent Consideration, if any, less the aggregate amount of any Setoffs deducted therefrom in accordance with Article 3.

“Net Earnout Payment” means the amount of Net Contingent Consideration, if any, payable pursuant to Article 3 on any Earnout Payout Date, less the applicable Retention Plan Net Earnout Payment Exclusion Amount, which shall be distributed in accordance with the terms of the Retention Plan.

“Net Initial Merger Consideration” shall mean $10,200,000, plus the Estimated Collectible Accounts Receivable Amount, less the Net Closing Liabilities.

“Permitted Encumbrances” means:  (A) statutory liens for taxes that are not yet due and payable; (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law; (D) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; and (e) with respect to any Intellectual Property, any license granted in the ordinary course of business the

Company on the Company’s standard form (in the form provided to counsel for Acquiror), mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens.

“Person” means any individual, corporation, company, limited liability company, partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Authority.

“Preferred Stock” means the Series A Preferred Stock and the Series B Preferred Stock of the Company.

“Primary Escrow Amount” shall mean $1,500,000.

“Pro Rata Share” shall have the meaning given in Section 2.4(f).

“Qualifying Bookings” shall have the meaning given in Section 3.1.

“Qualifying Bookings Collections” shall have the meaning given in Section 3.1.

“Qualifying Customer Transition Expenses” shall mean an amount equal to (i) 0.75 times (ii) the reasonable costs incurred by Acquiror or the Surviving Corporation on or prior to the one year anniversary of the Closing in order to perform, satisfy, terminate or modify contractual maintenance, support or other service obligations under existing Contracts between the Company and its customers (or maintenance or support agreements with such Company customers renewed per the terms of such agreements during such time period (“Renewed Maintenance Agreements”)), net of post-Closing customer payments under such Contracts for any services rendered thereunder; and for this purpose “costs” shall include without limitation (i) costs incurred to perform such contractual maintenance, support or other service obligations (including direct payroll costs in excess of $75,000 but excluding indirect costs such as overhead allocations), (ii) amounts paid to a customer for a release or modification of contractual maintenance, support or other service obligations of Company to that customer,  and (iii) discounts granted to a customer, in excess of discounts otherwise applicable, to a Company customer in exchange for release or modification of the Company’s contractual maintenance, support or other service obligations to such customer.

“Representative” shall mean the representative of the Company Stockholders appointed pursuant to Article 12 to interface with the Acquiror with respect to indemnity claims and escrow matters pursuant to this Agreement and the Escrow Agreement.

“Retention Plan” shall mean that certain Company 2006 Retention Compensation Plan adopted by Company board action dated January 19, 2006, as amended through the Agreement Date.

“Retention Plan Net Initial Merger Consideration Exclusion Amount” means that certain portion of the Net Initial Merger Consideration to be deducted therefrom and paid to the Retention Plan Participants in accordance with the Retention Plan.

“Retention Plan Net Contingent Consideration Exclusion Amount” means that certain portion of any Net Contingent Consideration payment to be deducted therefrom and paid to the Retention Plan Participants in accordance with the Retention Plan.

“Retention Plan Participants” means the Company employee participants in the Retention Plan.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Liquidation Preference Amount” shall mean (i) the Series A Per Share Original Price multiplied by (ii) the total number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time (the “Total Series A Shares”).

“Series A Net Initial Merger Consideration” means the product of (A) the fraction determined by dividing (x) the Series A Liquidation Preference Amount by (y) the Total Liquidation Preference Amount, times (B) the Net Initial Merger Consideration (after deducting the Retention Plan Net Initial Merger Consideration Exclusion Amount).

“Series A Contingent Merger Consideration Amount”, means, that portion of the Net Earnout Payment equal to an amount per share equal to the product of (A) the fraction determined by dividing (x) the Series A Preference Amount by (y) the Total Liquidation Preference Amount, times (B) the fraction determined by dividing (x) such Net Earnout Payment by (y) the Total Series A Shares.

“Series A Per Share Closing Amount” shall mean an amount per share of Series A Preferred Stock in cash equal to the quotient obtained by dividing (1) the Series A Net Initial Merger Consideration by (2) the Total Series A Shares.

“Series A Per Share Original Price” shall mean $5.5755.

“Series A Preferred Stock” shall mean the Series A Convertible Preferred Stock, $0.001 par value, of the Company.

“Series B Liquidation Preference Amount” shall mean (i) the Series B Per Share Original Price multiplied by (ii) the total number of shares of Series B Preferred Stock outstanding immediately prior to the Effective Time (the “Total Series B Shares”).

“Series B Net Initial Merger Consideration” means the product of (A) the fraction determined by dividing (x) the Series B Liquidation Preference Amount by (y) the Total Liquidation Preference Amount, times (B) the Net Initial Merger Consideration (after deducting the Retention Plan Net Initial Merger Consideration Exclusion Amount).

“Series B Contingent Merger Consideration Amount”, means, that portion of the Net Earnout Payment equal to an amount per share equal to the product of (A) the fraction determined by dividing (x) the Series B Preference Amount by (y) the Total Liquidation

Preference Amount, times (B) the fraction determined by dividing (x) such Net Earnout Payment by (y) the Total Series B Shares.

“Series B Per Share Closing Amount” shall mean an amount per share of Series B Preferred Stock in cash equal to the quotient obtained by dividing (i) the Series B Net Initial Merger Consideration by (ii) the Total Series B Shares.

“Series B Per Share Original Price” shall mean $2.2218.

“Series B Preferred Stock” shall mean the Series B Convertible Preferred Stock, $0.001 par value, of Company.

“Setoffs” shall have the meaning set forth in Section 3.1.

“Special Claims” shall have the meaning set forth in Section 12.2(a).

“Special Claims Damages” shall have the meaning set forth in Section 3.9.

“Spreadsheets” shall have the meaning set forth in Section 2.4(f).

“Subsequent Calculation Period” shall have the meaning given in Section 3.3.

“Subsequent Earnout Component Amounts” shall have the meaning given in Section 3.3.

“Subsequent Earnout Notice” shall have the meaning given in Section 3.3.

“Subsequent Qualifying Bookings Collections” shall have the meaning given in Section 3.1.

“Subsidiary” of an entity means a corporation or other business entity in which such entity owns, directly or indirectly, at least a 50% interest or that is otherwise, directly or indirectly, controlled by such entity.

“Supplemental Gross Contingent Consideration” shall have the meaning given in Section 3.3.

“tax” (and, with correlative meaning, “taxes”) means (A) any net income, alternative or add-on minimum tax, estimated, gross income, gross receipts, sales, use, ad valorem, transfer, registration, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, real or personal property, capital stock, social security (or similar), unemployment, disability, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity responsible for the imposition of any such tax (federal, foreign, state or local), whether disputed or not, (B) any liability for the payment of any amounts of the type described in clause (A) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (C) any liability for the payment of any amounts of the type described in clause (A) or (B) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.

“Total Liquidation Preference Amount” shall mean the sum of the Series A Liquidation Preference Amount and the Series B Liquidation Preference Amount.

“Total Merger Consideration” shall mean the Net Initial Merger Consideration plus, if any, the total amount of Net Contingent Consideration payable under Article 3 hereof.

“Transfer” means (a) offer, pledge, sell, contract to sell, sell of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Acquiror Common Stock or any securities convertible into or exercisable or exchangeable for Acquiror Common Stock or (b) the entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Acquiror Common Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Acquiror Common Stock or such other securities, in cash or otherwise.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Article 1 shall have the meanings assigned to such terms in this Agreement.

ARTICLE 2
THE MERGER

2.1           Closing. Subject to the termination of this Agreement as provided in Article 11, the Closing shall take place at the offices of Fenwick & West LLP, Silicon Valley Center, 801 California Street, Mountain View, California, on the Closing Date. Concurrently with the Closing or at such later date and time as may be mutually agreed in writing by the Company and Acquiror, the parties hereto will cause the Merger to be consummated by filing the Certificate of Merger on the date hereof with the Delaware Secretary of State in accordance with Delaware Law.

2.2           Effects of the Merger. At and upon the Effective Time of the Merger:

(a)           the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Company, and the Company shall be the surviving corporation of the Merger (the “Surviving Corporation”) pursuant to the terms of this Agreement and the Certificate of Merger;

(b)           The Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time until thereafter amended in accordance with the provisions thereof or as provided by law; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation will be amended at the Effective Time to read:  “The name of the corporation is Stream Acquisition Corp.”

(c)           The Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time until thereafter amended in accordance with the provisions thereof or as provided by law.

(d)           the officers of Merger Sub immediately prior to the Effective Time of the Merger shall be officers of the Surviving Corporation immediately after the Effective Time of the Merger until their respective successors are duly appointed;

(e)           the members of the Board of Directors of Merger Sub immediately prior to the Effective Time of the Merger shall be the members of the Board of Directors of the Surviving Corporation immediately after the Effective Time of the Merger until their respective successors are duly elected or appointed and qualified; and

(f)            the Merger shall, from and after the Effective Time of the Merger, have all of the effects provided by Delaware Law.

2.3           Conversion of Merger Sub Common Stock. At the Effective Time of the Merger, each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock of the Company, and the shares of Company Common Stock into which the shares of Merger Sub Common Stock are so converted shall be the only shares of Company Common Stock that are issued and outstanding immediately after the Effective Time of the Merger.

2.4           Conversion; Effective Time.

(a)           Overview. At the Effective Time, by virtue of the Merger (and without any action on the part of Merger Sub, Company or any stockholder thereof), each share of Series A Preferred Stock and Series B Preferred Stock, issued and outstanding immediately prior to the Effective Time (in each case excluding any Dissenting Shares (as defined below)), shall, except as otherwise provided in Section 2.5, be converted into and shall become the right to receive the amounts in cash as herein provided. Subject to the other provisions of this Agreement, the amount of cash that will be distributed as a result of the Merger for each of the shares of Company Series A Preferred Stock and Series B Preferred Stock and to the Retention Plan Participants, will be determined as follows, subject to Section 2.4(j) and Article 12 below.

(b)           Series A Preferred. Each share of Series A Preferred Stock shall be converted into the right to receive an amount of cash equal to (i) the Series A Per Share Closing Amount, plus (ii) if any, the Series A Contingent Merger Consideration Amount, subject to deductions with respect to the Escrow Amounts as provided in Section 2.4(j) and Article 12 below.

(c)           Series B Preferred. Each share of Series B Preferred Stock shall be converted into the right to receive an amount of cash equal to (i) the Series B Per Share Closing Amount, plus (ii) if any, the Series B Contingent Merger Consideration Amount, subject to deductions with respect to the Escrow Amounts as provided in Section 2.4(j) and Article 12  below.

(d)           Common Stock. Because the Total Merger Consideration is insufficient to satisfy the Total Liquidation Preference Amount, no portion of the Total Merger Consideration may under the Certificate of Incorporation of the Company be allocated to any shares of Common Stock; and accordingly at the Effective Time each share of Common Stock shall be cancelled.

(e)           Retention Plan Net Initial Merger Consideration Exclusion Amount. Upon Closing, the Retention Plan Net Initial Merger Consideration Exclusion Amount shall be distributed to the Retention Plan Participants by the Company in accordance with the Retention Plan. Notwithstanding any other provision of this Agreement, prior to Closing, the Company shall arrange to retain an independent payroll processing company approved by Acquiror which shall be solely responsible for distributing all amounts payable in accordance with the Retention Plan both at and after Closing in accordance with the Spreadsheets and this Agreement, and for withholding taxes therefrom and filing all withholding returns related thereto, and Acquiror shall be entitled to deduct as an indemnity claim pursuant hereto 100% of the total charges imposed by such payroll service in excess of $2,000 (“Excess Payroll Service Charges”), without regard to the “basket” provision of Section 12.2(d).

(f)            Certificates Of Calculation. Company will provide to Acquiror a schedule, which schedule must be approved by Acquiror, containing the following information as of immediately prior to the Effective Time:  (A) the names of all the Company Stockholders, Company Optionholders and Company Warrantholders and their respective addresses and if available, taxpayer identification numbers for all Effective Time Holders; (B) the number and kind of shares of Company Capital Stock held by such Persons and the respective certificate numbers; (C) the respective percentage interest of each Effective Time Holder in the Net Initial Merger Consideration, the Net Contingent Consideration and the Escrow Amounts (such Effective Time Holder’s “Pro Rata Share”); (D) a true and accurate listing of each of the Excluded Liabilities (with the dollar amount of each item in clauses (i), (ii) and (iii) of the definition thereof specifically enumerated); (E) the calculation of the Company’s Net Closing Liabilities enumerated by item and type of expense included therein; and (F) the amounts distributable to the Retention Plan Participants under the Retention Plan pursuant to sections 4(a)(i) and (ii) thereof. Acquiror shall be conclusively entitled to rely on such schedules, which shall collectively be referred to as the “Spreadsheets”. The Company will provide a draft of the Spreadsheets (containing information estimated to be true as of immediately prior the Effective Time), five (5) business days prior to the Closing Date, and then update the Spreadsheets on each of the second and first business days prior to the Closing Date and then provide the final Spreadsheets to Acquiror on the Closing Date. If any information set forth in the Spreadsheets changes because a Company Stockholder who was a Dissenting Shareholder fails to perfect appraisal rights or any Dissenting Shares shall otherwise lose their status as Dissenting Shares, or for any other reason, the Chief Executive Officer of the Company as of immediately prior to the Effective Time shall deliver a revised Spreadsheet to Acquiror setting forth the corrected information and the effective date of the revision.

(g)           Merger Sub Shares. At the Effective Time, each outstanding share of the common stock, no par value, of Merger Sub shall be converted into one (1) share of common stock, no par value, of Surviving Corporation.

(h)           Rounding. Unless specified otherwise herein, any cash payments shall be rounded to the nearest cent.

(i)            Stock Options and Warrants. At the Effective Time, each (i) outstanding Company Option, including those issued pursuant to the Company Option Plan, whether vested or unvested, whether then exercisable or not, and (ii) outstanding Company Warrant, including those listed on Schedule 4.4(b)-1 to the Company Disclosure Letter, shall cease to represent a right to acquire shares of Company Capital Stock and shall automatically be cancelled and terminated. Neither Acquiror nor the Surviving Corporation shall assume any Company Options or Company Warrants after the Merger. Acquiror shall not substitute any equivalent option or right for any such terminated Company Option or right.

(j)            Withholding of Escrow Amounts; Escrow Agent; Escrow Agreement. Notwithstanding Sections 2.4(a), 2.4(b) and 2.4(c), amounts equal to the Primary Escrow Amount and the Customer Escrow Amount will be withheld from the Net Initial Merger Consideration otherwise payable to the Effective Time Holders in proportion to each such Effective Time Holder’s respective Pro Rata Share and will be deposited with U.S. Bank National Association as Escrow Agent (“Escrow Agent”) pursuant to the Escrow Agreement and thereafter held as security for the Effective Time Holders’ indemnification obligations pursuant to Article 12 and the Escrow Agreement, and thereafter disbursed in satisfaction of applicable indemnity claims or released to the Effective Time Holders in accordance with the Escrow Agreement. On or before the Closing Date, Acquiror, the Company, the Representative and the Escrow Agent shall enter into the Escrow Agreement. No Escrow Amounts, Escrow Earnings or any beneficial interest therein may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law), by Acquiror or an Effective Time Holder or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of Acquiror or such Effective Time Holder or used for any reason, prior to (i) in the case of Acquiror, the retention of Escrow Amounts in satisfaction of a resolved Claim for Damages in accordance with this Agreement and the Escrow Agreement or (ii) in the case of the Effective Time Holders, the release by Escrow Agent to the Effective Time Holders of Escrow Amounts or Escrow Earnings in accordance with this Agreement and the Escrow Agreement, except that Effective Time Holders shall be entitled to assign their rights to the Escrow Amounts and or Escrow Earnings by will, by the laws of intestacy or by other operation of law.

(k)           Earnout Payment. In addition to the Net Initial Merger Consideration payable pursuant to this Article 2, an amount equal to the Net Contingent Consideration, if any, shall be payable by Acquiror to the Effective Time Holders in accordance with Article 3.

2.5           Dissenting Shares. If, in connection with the Merger, holders of Company Capital Stock are entitled to appraisal rights pursuant to Delaware Law, any Dissenting Shares shall not be converted into a right to receive shares of Acquiror Common Stock and cash as provided in this Article 2, but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware Law. Each holder of Dissenting Shares who, pursuant to the provisions of Delaware Law, becomes entitled to payment of the fair value of such shares shall receive payment therefor in accordance with Delaware Law (but only after the value therefor shall have been agreed upon or finally determined pursuant to Delaware Law). In the event that any Company Stockholder fails to make an effective demand for payment or fails to perfect its appraisal rights as to its shares of Company Capital Stock or any Dissenting Shares shall otherwise lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the consideration issuable pursuant to Article 2 and Article 3 in respect of such shares as if such shares had never been Dissenting Shares, and Acquiror shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 2.6, following the satisfaction of the applicable conditions set forth in Section 2.6, the cash, without interest thereon, to which such Company Stockholder would have been entitled under Section 2.4(a), 2.4(b) and 2.4(c) with respect to such shares, subject to the provisions of Section 2.4(j) (regarding the withholding of Escrow Amounts). The Company shall give Acquiror prompt notice (and in no event more than two business days) of any demand received by the Company for appraisal of Company Capital Stock or notice of exercise of a Company Stockholder’s appraisal rights, and Acquiror shall have the right to control all negotiations and proceedings with respect to any such demand, but shall not settle any such demand without the Representative’s prior written consent, which shall not be unreasonably withheld. The Company agrees that, except with Acquiror’s prior written consent, it shall not voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any such demand for appraisal.

2.6           Exchange of Certificates.

(a)           Exchange of Certificates. At the Effective Time, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (excluding any Dissenting Shares) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist. At the Effective Time, each certificate previously evidencing shares of Company Preferred Stock (the “Certificates”) shall thereafter represent the right to receive only the portion of the Total Merger Consideration, if any, distributable with respect to such share of Company Preferred Stock under this Article 2 and under Article 3, subject to the retention of the Escrow Amounts as described herein. The holders of all certificates evidencing Company Capital Stock shall cease to have any rights with respect to the shares of Company Capital Stock previously represented thereby, except as otherwise provided herein or by applicable law.

(b)           Payments to Effective Time Holders. Within five (5) business days after the Effective Time, Acquiror shall cause the cash payment due each holder of the Effective Time Holders to be wired, direct deposited or mailed (as set forth in the Spreadsheets) to such Effective Time Holder.

(c)           Company Stock Transfer Books. All cash or contingent earnout rights issued upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Capital Stock. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Company or its transfer agent of any Company Capital Stock that was outstanding immediately prior to the Effective Time.

(d)           No Liability of Acquiror. Neither Acquiror nor the Surviving Corporation shall be liable to any holder of shares of Company Capital Stock for any amount delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law. Acquiror shall be entitled to rely without inquiry or investigation on the information contained in the Spreadsheet and shall make the payments and distributions contemplated by this Agreement in accordance with such information, and neither Acquiror nor the Surviving Corporation shall have any liability to any Person for making such payments and distributions in accordance with such information.

2.7           Tax Consequences, Withholding and Reporting; Accounting Treatment.

(a)           Tax Consequences. The Merger does not constitute a “reorganization” within the meaning of Section 368(a) of the Code. The Company and, by virtue of the Company Stockholders approving the Merger, this Agreement and the other transactions or agreements contemplated hereby, the Company Stockholders, acknowledge that the Company and the Company Stockholders are relying solely on their own tax advisors in connection with the Merger, this Agreement and the other transactions or agreements contemplated hereby.

(b)           Tax Withholding. Acquiror or Acquiror’s agents shall be entitled to deduct and withhold from any cash otherwise distributable pursuant to this Agreement to any Company Stockholder or Retention Plan Participant, the amounts required to be deducted and withheld under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Stockholder or Retention Plan Participant in respect of whom such deduction and withholding was made.

(c)           Tax Reporting. The Representative shall provide Acquiror with certified tax identification numbers for each of the Effective Time Holders by furnishing appropriate original Form W-9 (or Form W-8BEN, in the case of non-U.S. persons) and other forms and documents that Acquiror may reasonably request (collectively, “Tax Reporting Documentation”) on or before the Closing Date (to the extent such Tax Reporting Documentation has not already been furnished by a Tendering Company Holder). The parties hereto understand that, if such Tax Reporting Documentation is not so certified Acquiror may be required by the Code to withhold a portion of the payments hereunder. A portion of the Escrow Amount and the Contingent Consideration shall be treated as imputed interest if and to the extent required under the Code or applicable state tax laws.

(d)           Accounting Treatment. The parties intend that the Merger be treated as a purchase for accounting purposes.

2.8           Adjustments for Capital Changes. Any provision of this Agreement shall be adjusted to appropriately reflect any stock split, stock dividend, reverse stock split, combination, recapitalization or other similar event affecting Company Capital Stock and shall be reflected in an updated Spreadsheet as appropriate.

2.9           Further Assurances. If, at any time before or after the Effective Time, Acquiror reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then the Company, Acquiror, the Surviving Corporation and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

ARTICLE 3
CONTINGENT CONSIDERATION

3.1           Special Definitions. For purposes of this Article 3, the following definitions apply:

•“Company IP” means Intellectual Property owned by the Company.

•“Earnout Period” shall mean the period beginning on the Closing Date and ending on the first anniversary of the Closing Date.

•“Eligible Products” shall mean any products offered by Acquiror during the Earnout Period that are “substantially based” on Company IP; provided, however, that as to any product offered by Acquiror during the Earnout Period, the following shall apply with respect to the term “substantially based”: (i) if less than 10% of the total lines of source code contained in the source code version of the product are Company IP, it shall not be deemed an Eligible Product; (ii) if greater than 75% of the total lines of source code contained in the source code version of the product are Company IP, the product shall be deemed an Eligible Product; and (iii) if between 10% and 75% (inclusive) of the total lines of source code contained in the source code version of the product are Company IP, then the product shall be deemed a “Partially Eligible Product” and the percent of such code that is Company IP shall be deemed the “Applicable Percentage”; where in each case the determination of the percentage of total lines of source code contained in the source code version of the product that are based on Company IP shall be estimated reasonably and in good faith by Acquiror without any requirement of having to do an actual source code line count, subject to Representative’s rights to challenge such line count and resulting characterization as an Eligible Product or a Partially Eligible Product pursuant to Section 3.3 hereof.

•“Gross Contingent Consideration” shall be an amount, in cash, equal to 100% of the Qualifying Bookings Collections in excess of $1,000,000, but in no event shall the Gross Contingent Consideration exceed $5,000,000.

•“Net Bookings” shall mean product, first-year maintenance and support (but for the avoidance of doubt, not maintenance and support for follow-on years), professional service and other service bookings, net of shipping costs, cancellations, refunds, returns, discounts, distributor fees, sales tax and third party royalties.

•“Qualifying Bookings” shall mean new Net Bookings of Eligible Products (or in the case of a Partially Eligible Product, the Applicable Percentage of new Net Bookings of the Partially Eligible Product) recorded by Acquiror during the Earnout Period in accordance with Acquiror’s bookings guidelines and practices set forth in Schedule 3.1 hereto.

•“Initial Qualifying Bookings Collections” shall mean Qualifying Bookings that are collected during the Earnout Period.

•“Subsequent Qualifying Bookings Collections” shall mean Qualifying Bookings that are collected on or after the first anniversary of the Closing Date and prior to the 18 month anniversary of the Closing Date.

•“Setoffs” shall mean those amounts withheld by Acquiror from the Gross Contingent Consideration to satisfy the indemnification obligations of the Effective Time Holders pursuant to Section 3.9 and Article 12 in respect of Special Claims in excess of the Primary Escrow Amount.

3.2           Initial Earnout Notice. Promptly after the end of the Earnout Period (the, Acquiror will calculate the Qualifying Bookings and the total Initial Qualifying Bookings Collections and provide a report (“Initial Earnout Notice”) showing the calculation of any Gross Contingent Consideration arising as a result of such Initial Qualifying Bookings Collections (“Initial Gross Contingent Consideration”), if any, and providing a reasonably detailed explanation of any proposed Setoffs to be made pursuant to this Article 3, and showing the calculation of the Net Contingent Consideration and each Effective Time Holder’s Pro Rata Share thereof , in each case with respect to the Initial Gross Contingent Consideration only (collectively, with the Initial Gross Contingent Consideration and the related Setoffs, the “Initial Earnout Component Amounts”). The Initial Earnout Notice shall be accompanied by reasonably detailed documentary evidence supporting the basis for such calculation. Acquiror shall, upon the request of Representative, meet with Representative at a mutually agreed upon time and location to discuss such information.

3.3           Subsequent Earnout Notice. Promptly after the end of the period beginning on the first anniversary of the Closing Date and ending on the 18 month anniversary of the Closing Date (the “Subsequent Calculation Period”), Acquiror will calculate the total Subsequent Qualifying Bookings Collections and provide a report (“Subsequent Earnout Notice”) showing the calculation of any additional Gross Contingent Consideration arising as a result of such Subsequent Qualifying Bookings Collections (“Supplemental Gross Contingent Consideration”), and providing a reasonably detailed explanation of any additional proposed Setoffs to be made pursuant to this Article 3 with respect thereto, and showing the calculation of the Net Contingent Consideration and each Effective Time Holder’s Pro Rata Share thereof, in each case with respect to the Supplemental Gross Contingent Consideration only (collectively, with the Supplemental Gross Contingent Consideration and any such additional Setoffs, the “Subsequent Earnout Component Amounts”). The Subsequent Earnout Notice shall be accompanied by reasonably detailed documentary evidence supporting the basis for such calculation. Acquiror shall, upon the request of Representative, meet with Representative at a mutually agreed upon time and location to discuss such information.

3.4           Right to Object. The Representative shall, within 20 calendar days after delivery of the Initial Earnout Notice, deliver to Acquiror in writing any objection thereto. Any such objection shall be in reasonable detail and include the specific Initial Earnout Component Amounts that are in dispute. The Representative shall, within 20 calendar days after delivery of the Subsequent Earnout Notice, deliver to Acquiror in writing any objection thereto. Any such objection shall be in reasonable detail and include the specific Subsequent Earnout Component Amounts that are in dispute. If Representative reasonably requests additional documentation regarding the calculation, the applicable 20 day period will be suspended until such information is provided. Acquiror agrees to provide all information concerning the sale of Eligible Products reasonably requested by Representative (subject to execution of a customary confidentiality agreement). Acquiror further agrees to make available for inspection by Representative or a technical expert reasonably acceptable to Acquiror retained by Representative (subject to execution of a customary confidentiality agreement) the source code and development documentation related to any products developed by or on behalf of Acquiror that incorporate any Company IP in order to assist Representative in forming his basis for whether the such products constitute “Eligible Products” or “Partially Eligible Products” (as applicable).  To the extent not specifically and expressly disputed within the applicable objection period set forth above, the Initial Earnout Component Amounts and the Subsequent Earnout Component Amounts, as the case may be (collectively, the “Earnout Component Amounts”) shall be conclusive and binding on the Representative and the Effective Time Holders. If the Representative objects in writing to any of the Earnout Component Amounts prior to the expiration of such applicable 20 calendar day period, the undisputed portion of the Net Earnout Payment then payable, shall be distributed to the Effective Time Holders, and Acquiror and the Representative shall resolve such conflict in accordance with the procedures specified in Section 12.6(c) and Section 13.1; provided, however, that anything in Section 12.6(c) to the contrary notwithstanding, each party shall bear its own expense, as to attorneys fees, court costs and experts fees and costs, in the event of any dispute over the characterization of a product as an Eligible Product or a Partially Eligible Product or any other matter relating to this Article 3, regardless of the outcome of such dispute.

3.5           Distribution. If the Representative does not object to the calculation of any of the Earnout Component Amounts, then the Acquiror shall within 45 days after the end of the Earnout Period or the Subsequent Calculation Period, as the case may be, make any proposed Setoffs against the Initial Gross Contingent Consideration or the Subsequent Gross Contingent Consideration, as the case may be, deduct the Retention Plan Net Contingent Consideration Exclusion Amount distributable with respect thereto, and distribute the portion of the Net Earnout Payment then payable to the Effective Time Holders. All distributions of Net Earnout Payment amounts will be subject to applicable tax withholding.

3.6           Retention Plan Net Contingent Consideration Exclusion Amount. The Retention Plan Net Contingent Consideration Exclusion Amount corresponding to each distribution under this Article 3 shall be distributed to the Retention Plan Participants in accordance with the Retention Plan.

3.7           Earnout Rights Not Transferable. No portion of the Gross Contingent Consideration may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law), by an Effective Time Holder or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of such holder, prior to the distribution to such holder of the Net Contingent Consideration in accordance with this Agreement.

3.8           Net Contingent Consideration as Merger Consideration. Any Net Earnout Payment payable to the Effective Time Holders who are not Retention Plan Participants pursuant to this Article 3 will not constitute compensation for services but rather will constitute part of the Total Merger Consideration; provided, however, that a portion of the Net Earnout Payment shall be treated as imputed interest if and to the extent required under the Code or applicable state tax laws.

3.9           Right to Make Setoffs. Acquiror shall have the right to make Setoffs against any Gross Contingent Consideration in an amount equal to the aggregate amount of any Damages resulting from or relating to any Special Claims (“Special Claims Damages”), provided that Acquiror timely delivers a Notice of Claim (as defined in Article 12) to the Representative specifying that a Setoff against any earned but unpaid Gross Contingent Consideration is or may be necessary to satisfy Special Claims Damages for which Acquiror may seek indemnification pursuant to Article 12, and such Claim remains unresolved, unsatisfied or disputed as of the date scheduled for payment of the Net Contingent Consideration; provided, however, that in no event shall the aggregate of all such Setoffs exceed 15% of the Gross Contingent Consideration otherwise payable. The Notice of Claim shall specify the estimate of Acquiror as to the maximum amount reasonably necessary to satisfy the claim for Special Claims Damages. If any such Setoffs are made as to Special Claims that are not yet resolved, if the claim is later resolved for a lesser amount than is the subject of the Setoffs, then Acquiror will distribute the net differential to the Effective Time Holders in accordance with their respective Pro Rata Shares.

3.10         Absence of Resources Commitment. Acquiror has advised the Company that it does not expect to sell any Eligible Products prior to the 9-month anniversary of the Closing Date. Acquiror also reserves the right to use Company IP to create products which are not Eligible Products (i.e., because the portion of the Company IP included in the product is such that the product is not substantially based on the Company IP). Acquiror shall have no duty to allocate any specific budget, headcount or other corporate resources in order to promote the achievement of Qualifying Bookings. The pricing of, and level of price discounts for, Eligible Products shall be solely in Acquiror’s discretion. Acquiror reserves the right to distribute Eligible Product demonstration units at no or reduced cost and to set whatever level of pricing discounts as is required to achieve Qualifying Bookings, in Acquiror’s sole discretion; provided, however, that if an Eligible Product is bundled or sold together with other products or services of Acquiror, the purchase price of the combined product(s) and service(s) shall be apportioned among the constituent elements based upon the respective list prices of such elements at the time of any sale.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the exceptions set forth in a numbered or lettered section of the disclosure letter of the Company addressed to Acquiror, dated as of the Agreement Date and delivered to Acquiror concurrently with the parties’ execution of this Agreement (the “Company Disclosure Letter”) referencing a representation or warranty herein (each of which exceptions, in order to be effective, shall clearly indicate the section and, if applicable, the subsection of this Article 4 to which it relates (unless and to the extent the relevance to other representations and warranties is reasonably apparent from the face of the disclosed exception), and each of which exceptions shall also be deemed to be representations and warranties made by the Company under this Article 4), the Company represents and warrants to Acquiror as follows.

4.1           Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own, operate and lease its properties and to carry on the Company Business. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary (each such jurisdiction being listed on Schedule 4.1 of the Company Disclosure Letter). The Company has delivered to Acquiror’s legal counsel true and complete copies of the currently effective Certificate of Incorporation and Bylaws of the Company, each as amended to date. The Company is not in violation of its Certificate of Incorporation or Bylaws, each as amended to date.

4.2           Subsidiaries. The Company does not have any Subsidiary or any equity or ownership interest (or any interest convertible or exchangeable or exercisable for, any equity or ownership interest), whether direct or indirect, in any Person. The Company is not obligated to make nor is it bound by any agreement or obligation to make any investment in or capital contribution in or on behalf of any other Person. The Company is not a general or limited partner of any general partnership, limited partnership or other entity.

4.3           Power, Authorization and Validity.

(a)           Power and Authority. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by the Company’s Board of Directors and the Company Stockholders. The Board of Directors of the Company, by resolutions duly adopted (and not thereafter modified or rescinded) by the requisite vote of the Board of Directors of the Company, has approved and adopted this Agreement and approved the Merger, and determined that this Agreement and the terms and conditions of the Merger and this Agreement are advisable and in the best interests of the Company and its stockholders, and directed that the adoption of this Agreement be submitted to the Company stockholders for consideration and recommended that all of the stockholders of the Company adopt this Agreement. The affirmative votes of (i) the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock (voting together as a single voting class on an as-converted to Company Common Stock basis) and (ii) the holders of a majority of the outstanding shares of Company Preferred Stock (voting as a separate voting class on an as-converted to Company Common Stock basis) were the only votes of the holders of the Company Capital Stock necessary to adopt this Agreement and approve the Merger (the “Company Stockholder Approval”). The execution of the Company Stockholder Consent by the Company Stockholders listed on Exhibit C-1 was sufficient for the Company Stockholder Approval.

(b)           No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Authority is necessary or required to be made or obtained by the Company to enable the Company to lawfully execute and deliver, enter into, and perform its obligations under this Agreement and each of the Company Ancillary Agreements or to consummate the Merger, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and (ii) such consents, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or have an effect on the legality, validity or enforceability of this Agreement or the performance of any of its terms.

(c)           Enforceability. This Agreement has been duly executed and delivered by the Company. Assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement and each of the Company Ancillary Agreements are, or when executed by the Company shall be, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

4.4           Capitalization of the Company.

(a)           Authorized and Outstanding Capital Stock of the Company. The authorized capital stock of the Company consists solely of 24,000,000 shares of Company Common Stock and 10,600,000 shares of Company Preferred Stock, of which 5,400,000 shares are designated as Company Series A Stock and 5,200,000 shares are designated as Company Series B Stock. A total of 4,520,097 shares of Company Common Stock, 5,347,516 shares of Company Series A Stock and 2,263,328 shares of Company Series B Stock are issued and outstanding. Each share of Company Series A Stock is convertible into one share of Company Common Stock and each share of Company Series B Stock is convertible into one share of Company Common Stock. Schedule 4.4(a) of the Company Disclosure Letter sets forth, for issued and outstanding shares of Company Capital Stock, (i) the name of each Company Stockholder and (ii) the numbers and kind of shares of Company Capital Stock held by each Company Stockholder. All outstanding shares of Company Capital Stock are fully vested. No shares of Company Capital Stock are issued or outstanding as of the Agreement Date that are not set forth on Schedule 4.4(a) of the Company Disclosure Letter. The Company holds no treasury shares. Each Company Stockholder has good and marketable title to that number of shares of Company Common Stock and/or Company Preferred Stock as set forth beside such Company Stockholder’s name on Schedule 4.4(a) of the Company Disclosure Letter, free and clear of any Encumbrance. The information set forth in the Spreadsheets with respect to the information set forth on Schedule 4.4(a) of the Company Disclosure Letter will be, as of immediately prior to the Effective Time, true and correct. All issued and outstanding shares of Company Stock have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of and are not subject to any right of rescission, right of first refusal or preemptive right, and have been offered, issued, sold and delivered by the Company in compliance with all requirements of Applicable Law and all requirements set forth in applicable Contracts. There is no Liability for dividends accrued and unpaid by the Company.

(b)           Options, Warrants and Rights. The Company has reserved an aggregate of 3,662,762 shares of Company Common Stock for issuance pursuant to the Company Option Plan

(including shares subject to outstanding Company Options). A total of 2,309,840 shares of Company Common Stock are subject to outstanding Company Options as of the Agreement Date. True, correct and complete copies of the Company Option Plan, the standard agreement under the Company Option Plan, and each agreement for each Company Option that does not conform to the standard agreement under the Company Option Plan have been delivered by the Company to Acquiror’s legal counsel. Company Warrants to purchase an aggregate of 74,632 shares of Common Stock are outstanding, Company Warrants to purchase an aggregate of 602,535 Units, exercisable for an aggregate of 15,026 shares of Series A Preferred Stock and 680,073 shares of Company Common Stock are outstanding, and Company Warrants to purchase an aggregate of 46,696 shares of Series B Preferred Stock are outstanding. Schedule 4.4(b)-1 of the Company Disclosure Letter sets forth, for each Company Warrant, (A) the name of the holder of such Company Warrant, (B) the exercise price per share of such Company Warrant, and (C) the number of shares covered by such Company Warrant. All outstanding Company Options and Company Warrants have been issued and granted in compliance with all requirements of Applicable Laws and all requirements set forth in applicable Contracts.

(c)           No Other Rights. Except for Company Options and Company Warrants disclosed in Section 4.4(b) above and the conversion rights of the Company Preferred Stock, there are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or Contracts outstanding to purchase or otherwise acquire any shares of Company Capital Stock or any securities or debt convertible into or exchangeable for Company Capital Stock or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract. There are no voting agreements, registration rights, rights of first refusal, preemptive rights, co-sale rights or other restrictions applicable to any outstanding securities of the Company. The Company has taken all action (if any), including the giving of notice to, or the receipt of the consent of, holders of the Company Options (as applicable), so that each Company Option outstanding immediately prior to the Effective Time shall terminate and no longer be exercisable at the Effective Time. At the Effective Time, all Company Options shall, by their terms, terminate and no longer be exercisable. The Company has taken all action (if any), including the giving of notice to holders of the Company Warrants (as applicable), as required by the terms of such Company Warrants. At the Effective Time, all Company Warrants shall, by their terms, terminate and no longer be exercisable. The termination of the Company Options, the cancellation of the Company Warrants, and the cancellation of Company Common Stock in or in connection with the Merger will not give rise to any Liability, claim or cause of action in favor of any Company Securityholder. Pursuant to the terms of the Company Option Plan, all options outstanding under the Company Option Plan shall accelerate in full prior to the Closing and shall terminate if not exercised prior to the Closing. Other than outstanding options pursuant to the Company Option Plan, there are no other securities of the Company that are subject to vesting.

(d)           Spreadsheets. The Net Closing Liabilities set forth in the Spreadsheets will be true and correct as of the Closing Date. The allocation of the Retention Plan Net Initial Merger Consideration Exclusion Amount, Net Initial Merger Consideration, the Escrow Amounts, the Net Earnout Payment and the Retention Plan Net Contingent Consideration Exclusion Amount set forth in the Spreadsheets and the methodology used therein for calculating such dollar amounts, Pro Rata Shares or percentage interests applicable to each Company

Stockholder or Retention Plan Participant, as applicable, will be at the Effective Time in accordance with the Company’s Restated Certificate of Incorporation and the Retention Plan, as in effect immediately prior to the Effective Time, in all respects in accordance with Applicable Law, subject to rights of any holders of Dissenting Shares.

4.5           No Conflict. Neither the execution and delivery of this Agreement or any of the Company Ancillary Agreements by the Company, nor the consummation by the Company of the Merger or any other transaction contemplated hereby or thereby, shall conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under:  (a) any provision of the Certificate of Incorporation or Bylaws of the Company, each as currently in effect; (b) any Applicable Law applicable to the Company or any of its assets or properties; or (c) any Contract to which the Company is a party or by which the Company or any of its assets or properties are bound. Neither the Company’s entering into this Agreement nor the consummation of the Merger or the transactions contemplated thereby shall give rise to, or trigger the application of, any rights of any third party that would come into effect upon the consummation of the Merger. The consummation of the Merger by the Company shall not require the consent, release, waiver or approval of any third party (including the consent of any party required to be obtained in order to keep any agreement between such party and the Company in effect following the Merger or to provide that the Company is not in breach or violation of any such agreement following the Merger), other than the Company Stockholder Approval.

4.6           Litigation.

(a)           There is no action, suit, arbitration, mediation, proceeding, claim or investigation pending against the Company (or against any officer, director or employee of the Company in their capacity as such or relating to their employment, services or relationship with the Company) before any Governmental Authority, arbitrator or mediator, nor, to the knowledge of the Company, has any such action, suit, arbitration, mediation, proceeding, claim or investigation been threatened. There is no judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator outstanding against the Company. To the Company’s knowledge, there is no basis for any person to assert a claim against the Company based upon the Company’s entering into this Agreement or any Company Ancillary Agreement or consummating the Merger or any of the transactions contemplated by this Agreement or any Company Ancillary Agreement. The Company does not have any action, suit, arbitration, mediation, proceeding, claim or investigation pending against any Governmental Authority or other Person.

4.7           Taxes. The Company (and any consolidated, combined, unitary or aggregate group for tax purposes of which the Company is or has been a member), (a) has properly completed and timely filed all foreign, federal, state, local and municipal tax returns, declarations, reports, claims for refund, or information returns or statements relating to taxes, including any schedule or attachment thereto, and including any amendment thereof (the “Returns”) required to be filed by it, (b) has timely paid all taxes required to be paid by it for which payment was due, (c) has established an adequate accrual or reserve in accordance with GAAP for the payment of all taxes payable in respect of the periods or portions thereof prior to the Balance Sheet Date (which accrual or reserve as of the Balance Sheet Date is fully reflected on the Company Balance Sheet), (d) has made all necessary estimated tax payments, and (e) has no Liability for taxes in excess of the amount so paid or accruals or reserves so established except for taxes subsequent to the Balance Sheet Date incurred in the ordinary course of business. All such Returns are true, correct and complete in all respects and were prepared in substantial compliance with all Applicable Law, and the Company has provided Acquiror with true, correct and complete copies of such Returns. The Company is not delinquent in the payment of any tax or in the filing of any Returns, and no deficiencies for any tax have been threatened, claimed, proposed or assessed against the Company or any of its officers, employees or agents in their capacity as such. The Company has not received any notification from the Internal Revenue Service or any other taxing authority regarding any material issues that (a) are currently pending before the Internal Revenue Service or any other taxing agency or authority (including any sales or use taxing authority) regarding the Company, or (b) have been raised by the Internal Revenue Service or other taxing agency or authority and not yet finally resolved. No Return of the Company is under audit by the Internal Revenue Service or any other taxing agency or authority and any such past audits (if any) have been completed and fully resolved to the satisfaction of the applicable taxing agency or authority conducting such audit and all taxes determined by such audit to be due from the Company have been paid in full to the applicable taxing agencies or authorities. No director or officer (or employee responsible for Tax matters) of Company expects any authority to assess any additional taxes for any period for which Returns have been filed. No claim has ever been made by an authority in a jurisdiction where Company does not file Returns that Company is or may be subject to taxation by that jurisdiction. No tax liens are currently in effect against any of the assets of the Company other than liens that arise by operation of law for taxes not yet due and payable. There is not in effect any waiver by the Company of any statute of limitations with respect to any taxes nor has the Company agreed to any extension of time for filing any Return that has not been filed. The Company has not consented to extend to a date later than the Agreement Date the period in which any tax may be assessed or collected by any taxing agency or authority. The Company has complied with all Applicable Law relating to the payment and withholding of taxes (including withholding of taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), has, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper taxing agencies and authorities all amounts required to be so withheld and paid over under all Applicable Law (including Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act and relevant state income and employment tax withholding laws), including federal and state income taxes, and has timely filed all withholding tax Returns. The Company is not a party to or bound by any tax sharing, tax indemnity, or tax allocation agreement nor does the Company have any liability or potential liability to another party under any such agreement. The Company has not filed any disclosures under Section 6662 of the Code or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any tax reporting position taken on any Return. The Company has not consummated, has not participated in, and is not currently participating in any transaction which was or is a “tax shelter” or reportable transaction as defined in Sections 6662, 6011 or 6111 of the Code or the Treasury Regulations promulgated thereunder. The Company has not entered into any reportable transaction as defined in Section 1.6011-4(b) of the Treasury Regulations promulgated under the Code. The Company has never been a member of a consolidated, combined, unitary or aggregate group of which the Company was not the ultimate parent corporation. The Company has no liability for the taxes of any

Person (other than the Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise. Neither the Company, nor any “dual resident corporation” (within the meaning of Section 1503(d) of the Code) in which the Company is considered to hold an interest, has incurred a dual consolidated loss within the meaning of Section 1503 of the Code. The Company has in its possession official foreign government receipts for any taxes paid by it to any foreign tax agencies and authorities. The Company has never been and never will be required to include in income, or exclude any item of deduction from, taxable income for any tax period (or portion thereof) ending after the Closing Date as a result of (i) Section 481 or 263A of the Code (or any corresponding or similar provision of state, local, or foreign tax law) with respect to transactions, events or accounting methods employed for a taxable period ending on or prior to the Closing Date; (ii) any “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign tax law); (iii) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign tax law); (iv) any installment sale or open transaction disposition made on or prior to the Closing Date; or (v) any prepaid amount received on or prior to the Closing Date. The Company is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law). The Company is not a “personal holding company” within the meaning of the Code. The Company has never been a “United States real property holding corporation” within the meaning of Section 897 of the Code, and the Company has filed with the Internal Revenue Service all statements, if any, which are required under Section 1.897-2(h) of the Treasury Regulations. There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company under Sections 269, 382, 383, 384 or 1502 of the Code (and any comparable provisions of foreign, state, local or municipal law). The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (a) in the two years prior to the Agreement Date or (b) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger. The Company is not a party to any agreement and has not granted any compensation, equity or award that could be deemed deferred compensation within the meaning of Section 409A of the Code, and the Company has no such Liability or obligation to make any payments or issue any equity award or bonus that could be deemed deferred compensation within the meaning of Section 409A of the Code.

4.8                                 Company Financial Statements.

(a)                                  Schedule 4.8 of the Company Disclosure Letter includes the Company Financial Statements. The Company Financial Statements:  (a) are derived from and are in accordance with the books and records of the Company; (b) fairly present in all material respects the financial condition of the Company at the dates therein indicated and the results of operations and cash flows of the Company for the periods therein specified (subject, in the case of unaudited interim period financial statements, to normal recurring year-end audit adjustments, none of which individually or in the aggregate will be material in amount); (c) comply as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates, and (d) have been prepared in accordance with GAAP applied on a basis consistent with prior periods (except that the unaudited financial statements do not have notes thereto). A true and complete description of all critical accounting policies used in preparing the Company Financial Statements have been set forth in the notes to the Company’s audited Company Financial Statements. There has been no change in the Company’s accounting policies other than as specifically described in the notes to the Company’s audited Company Financial Statements.

(b)           The Company has no Liabilities, except for those (a) those reflected or reserved against on the Company Balance Sheet, (b) the Bridge Note(s), (c) Deal Fees (and any other liabilities incurred pursuant to or in connection with the execution, delivery and performance of this Agreement listed on Schedule 4.8 of the Company Disclosure Letter) and (d) those that were incurred after the Balance Sheet Date in the ordinary course of the Company’s business consistent with its past practices, that (i) are not in excess of $10,000, either individually or collectively, (ii) do not result from any breach of Contract, tort or violation of law, (iii) are not required to be set forth in the Balance Sheet under GAAP and (iv) could not be reasonably likely to have a Material Adverse Effect on the Company. Except for Liabilities reflected in the Company Financial Statements, the Company does not have any material off balance sheet Liability to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt or any such other liability incurred by the Company. Except for obligations and liabilities reflected in the Company Financial Statements, the Company has no material off-balance sheet obligation or liability of any nature (matured or unmatured, fixed or contingent) to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt or any such other liability incurred by the Company.

(c)                                  All reserves established by the Company that are set forth in or reflected in the Company Balance Sheet have been established in accordance with GAAP and are properly recorded therein. The Company’s software revenue recognition policies, applied to amounts recorded in the Company Financial Statements, comply in all material respects with the American Institute of Certified Public Accountants’ Statement of Position 97 2 and its interpretations. The Company has not had any material dispute or disagreement with any of its auditors regarding accounting matters or policies

(d)                                 There are no known significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data. There is no fraud in connection with the Company Financial Statements, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. At the Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 (“Statement No. 5”) issued by the Financial Accounting Standards Board in March 1975) that are not adequately provided for in the Company Balance Sheet as required by said Statement No. 5.

(e)                                  The Excluded Liabilities listed on the Spreadsheet, including but not limited to the future payments due to HCL Technologies, are true and correct. The Net Closing Liabilities listed on the Spreadsheet are true and correct.

4.9                                 Title to Properties. The Company has good and marketable title to all of its assets and properties (including those shown on the Company Balance Sheet), free and clear of all Encumbrances, other than Permitted Encumbrances. All properties used in the operations of the Company Business are reflected on the Company Balance Sheet to the extent required under GAAP to be so reflected. All machinery, vehicles, equipment and other tangible personal property owned or leased by the Company or used in the Company Business are (a) in good condition and repair, normal wear and tear excepted, and (b) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business. All leases of real or personal property to which the Company is a party are fully effective and afford the Company peaceful and undisturbed leasehold possession of the real or personal property that is the subject of the lease. The Company is not in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties, nor has the Company received any notice of violation of law with which it has not complied. The Company does not own any real property. Schedule 4.9 of the Company Disclosure Letter sets forth a complete and accurate list and a brief description of all personal property owned or leased by the Company with an individual value of $5,000 or greater. The Company has access, on commercially reasonable terms, to all products and services reasonably necessary to carry on the Company Businesses, and the Company has no knowledge of any reason why it will not continue to have such access on commercially reasonable terms.

4.10                           Absence of Certain Changes. Between April 30, 2006 and the Agreement Date, the Company has operated its business in the ordinary course consistent with its past practices, and, between April 30, 2006 and the Agreement Date, there has not been with respect to the Company any:

(a)                                  Material Adverse Effect or any change, event, circumstance, condition or effect that could reasonably be expect to result in a Material Adverse Effect;

(b)                                 amendment or change in its Certificate of Incorporation or Bylaws;

(c)                                  incurrence, creation or assumption of (i) any Encumbrance on any of its assets or properties (other than Permitted Encumbrances), (ii) any indebtedness for borrowed money, (iii) any Liability as a guarantor or surety with respect to the obligations of others; or (iv) any other Liability other than incurrence of trade payables in the ordinary course of business and Deal Fees;

(d)                                 acceleration, modification or release of any vesting or exercisability condition to the right to exercise any option or other right to purchase or otherwise acquire any shares of its capital stock, or any acceleration or release of any right to repurchase shares of its capital stock upon the stockholder’s termination of employment or services with it or pursuant to any right of first refusal;

(e)                                  payment or discharge of any Encumbrance on any of its assets or properties, or payment or discharge by the Company of any of its Liabilities, in each case that was not either shown on the Company Balance Sheet or incurred in the ordinary course of its business consistent with its past practices after the Balance Sheet Date in an amount not in excess of $10,000 for any single Liability to a particular creditor;

(f)                                    purchase, license, sale, grant, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of its assets (including Company IP Rights (as defined in Section 4.13(a)) and other intangible assets), properties or goodwill with a value in excess of $5,000 individually or $25,000 in the aggregate, other than the sale or nonexclusive license of its products to its customers in the ordinary course of its business consistent with its past practices and other than ordinary course shrink wrap software agreements for internal operations of the Company;

(g)                                 damage, destruction or loss of any material property or material asset, whether or not covered by insurance;

(h)                                 declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, its capital stock, or any split, combination or recapitalization of its capital stock or any direct or indirect redemption, purchase or other acquisition of any of its capital stock or any change in any rights, preferences, privileges or restrictions of any of its outstanding securities (other than repurchases of stock in accordance with the Company Option Plan or applicable Contracts in connection with the termination of service of employees or other service providers);

(i)                                     change or increase in the compensation payable or to become payable to any of its officers, directors, employees or consultants, or in any bonus, pension, severance, retention, insurance or other benefit payment or arrangement (including stock awards, stock option grants, stock appreciation rights or stock option grants) made to or with any of such officers, directors, employees or consultants;

(j)            any termination of employment of a Key Employee;

(k)                                  Liability incurred by it to any of its officers, directors or stockholders, except for normal and customary compensation and expense allowances payable to officers in the ordinary course of its business consistent with its past practices;

(l)                                     making by it of any loan, advance or capital contribution to, or any investment in, any of its officers, directors or stockholders or any firm or business enterprise in which any such person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;

(m)                               entering into, amendment of, relinquishment, termination or nonrenewal by it of any Contract (or any other right or obligation), other than in the ordinary course of its business consistent with its past practices, any default by it under such Contract (or any other right or obligation), or any written or oral indication or assertion by the other party thereto of any material problems with its services or performance under such Contract (or other right or obligation) such other party’s desire to so amend, relinquish, terminate or not renew any such Contract (or other right or obligation);

(n)                                 material change in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers;

(o)                                 entering into by it of any transaction, contract, agreement, arrangement, commitment or undertaking that by its terms requires or contemplates a current and/or future financial commitment, expense (inclusive of overhead expense) or obligation on its part that involves in excess of $10,000 or that is not entered into in the ordinary course of its business consistent with its past practices, or the conduct of any business or operations other than in the ordinary course of its business consistent with its past practices;

(p)                                 except for the Mutual NDA and that certain Software Evaluation Agreement between the Acquiror and the Company and dated May 25, 2006, relating to the transactions contemplated by this Agreement, making or entering into any Contract with respect to any acquisition, sale or transfer of any material asset of the Company;

(q)                                 any change in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) or any revaluation of any of its assets;

(r)                                    any deferral of the payment of any accounts payable other than in the ordinary course of business, consistent with past practices, or in an amount in excess of $10,000, or any discount, accommodation or other concession made other than in the ordinary course of business, consistent with past practices, in order to accelerate or induce the collection of any receivable;

(s)                                  any Contract made by it to take any action that, if taken prior to the Agreement Date, would have made any representation or warranty set forth in this Article 4 untrue or incorrect as of the date when made;

(t)                                    any capital expenditure, the execution of any lease or the incurring of any obligation to make any capital expenditure or execute any lease;

(u)                                 any disposition or lapsing of any Intellectual Property or any disposition or disclosure to any person of any Intellectual Property not theretofore a matter of public knowledge;

(v)                                 any failure to pay or satisfy any material Liabilities when due; or

(w)                               announcement of, any negotiation by or any entry into any Contract to do any of the things described in the preceding clauses (a) through (u) (other than negotiations and agreements with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

4.11                           Contracts, Agreements, Arrangements, Commitments and Undertakings. Schedules 4.11(a)-(u) of the Company Disclosure Letter set forth a list of each of the following

Contracts to which the Company is a party as of the Agreement Date or to which the Company or any of its assets or properties is bound as of the Agreement Date (each a “Company Material Contract”):

(a)                                  any Contract providing for payments (whether fixed, contingent or otherwise) by or to it in an aggregate amount of $10,000 or more;

(b)                                 any dealer, distributor, OEM (original equipment manufacturer), VAR (value added reseller), sales representative or similar Contract under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for any of its products, services or technology that is material to the Company Business;

(c)                                  any Contract providing for the development of any software, content (including textual content and visual, photographic or graphics content), technology or intellectual property for (or for the benefit or use of) it, or providing for the purchase by or license to (or for the benefit or use of) it of any software, content (including textual content and visual, photographic or graphics content), technology or intellectual property, which software, content, technology or intellectual property is in any manner used or incorporated (or is contemplated by it to be used or incorporated) in connection with any aspect or element of any product, service or technology of it (other than software generally available to the public at a per copy license fee of less than $500 per copy);

(d)                                 any joint venture or partnership Contract that has involved, or is reasonably expected to involve, a sharing of revenues, profits, cash flows, expenses or losses with any other party or a payment of royalties to any other party;

(e)                                  any Contract for or relating to the employment or retention by it of any director, officer, employee or consultant, or any other type of Contract with any of its officers, employees or consultants that is not immediately terminable by it without cost or other Liability, including any contract requiring it to make a payment to any director, officer, employee or consultant on account of the Merger, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;

(f)                                    any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other Contract for or with respect to the borrowing of money, a line of credit, any currency exchange, commodities or other hedging arrangement, or a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board;

(g)                                 any lease or other Contract under which it is lessee of or holds or operates any items of tangible personal property or real property owned by any third party;

(h)                                 any Contract that limits its freedom to engaging or participating in any aspect of its business; from participating or competing in any line of business or market; from freely setting prices for its products, services or technologies (including most favored customer pricing provisions); from engaging in any business in any market or geographic area or that grants any exclusive rights, rights of refusal, rights of first negotiation or similar rights to any party; or from soliciting potential employees, consultants, contractors or other suppliers or customers;

(i)                                     any Company IP Rights Agreement (as defined in Section 4.13(b));

(j)                                     any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of its capital stock or other securities or any options, warrants or other rights to purchase or otherwise acquire any such shares of capital stock, other securities or options, warrants or other rights therefor, except for those Contracts conforming to the standard agreement under the Company Option Plan;

(k)                                  any Contract with any labor union or any collective bargaining agreement or similar Contract with its employees;

(l)                                     any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;

(m)                               any Contract providing for indemnification or warranting by it (other than pursuant to its standard customer agreement, the form of which is included in Schedule 4.11(m));

(n)                                 any Contract (i) in which its officers, directors, employees or stockholders or any member of their immediate families is directly or indirectly interested (whether as a party or otherwise) or (ii) with any Person with whom it does not deal at arm’s length;

(o)                                 any Contract pursuant to which it has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise;

(p)                                 any Contract with a Governmental Authority or any Governmental Permit (as defined in Section 4.14(c));

(q)                                 any Contract providing for development of technology for it;

(r)                                    any Contract to license or authorize any third party to manufacture or reproduce any of its products, services, technology or Intellectual Property;

(s)                                  any settlement agreement entered into within five years prior to the date hereof;

(t)                                    any Contract pursuant to which rights of any third party are triggered or become exercisable, or under which any other consequence, result or effect arises, in connection with or as a result of the execution of this Agreement or the consummation of the Merger or other transactions contemplated hereunder, either alone or in combination with any other event;

(u)                                 any Contract containing any material support, maintenance or service obligations on the part of the Company, other than those obligations that are terminable by the

Company on no more than 30 days notice without penalty, liability, adverse effect, or financial obligation to or impairment of any right of the Company;

(v)                                 any material agreement pursuant to which the Company has continuing material obligations to develop any Intellectual Property that will not be wholly owned by the Company and which may not be terminated without penalty, liability, adverse effect or financial obligation to or impairment of any right of the Company upon notice of 30 days or less; or

(w)                               any other Contract that is material to it or its business, operations, financial condition, properties or assets.

A true and complete copy of each agreement or document required by these subsections (a)-(u) of this Section 4.11 to be listed on Schedule 4.11 of the Company Disclosure Letter has been delivered to Acquiror’s legal counsel. All Company Material Contracts are in written form.

4.12                           No Default; No Restrictions.

(a)                                  The Company has performed all of the material obligations required to be performed by it and is entitled to all material benefits that are not conditioned on additional performance under each Company Material Contract. Each of the Company Material Contracts is in full force and effect. There exists no default or event of default or event, occurrence, condition or act, with respect to the Company or to the knowledge of the Company, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to (i) become a default or event of default under any Company Material Contract or (ii) give any third party (1) the right to declare a default or exercise any remedy under any Company Material Contract, (2) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Company Material Contract, (3) the right to accelerate the maturity or performance of any obligation of the Company under any Company Material Contract, or (4) the right to cancel, terminate or modify any Company Material Contract. The Company has not received any written, or, to the Company’s knowledge, oral notice or other communication regarding any actual or possible violation or breach of or default under, or intention to cancel or modify, any Company Material Contract. The consummation of the Merger and other transactions contemplated hereby by the Company shall not require the consent, release, waiver or approval of any third party (including the consent of any party required to be obtained in order to keep any Company Material Contract between such party and the Company in effect following the Merger). The Company has no Liability for renegotiation of government contracts or subcontracts.

(b)                                 Except as listed in Schedule 4.11(h) of the Company Disclosure Letter, the Company is not a party to, and no asset or property of the Company is bound or affected by, any judgment, injunction, order, decree, Contract (noncompete or otherwise) that restricts or prohibits, or purports to restrict or prohibit, the Company or, following the Effective Time, the Surviving Corporation or Acquiror, from freely engaging in the Company Business or from competing anywhere in the world (including any judgments, injunctions, orders, decrees, Contracts restricting the geographic area in which the Company may sell, license, market, distribute or support any products or technology or provide services or restricting the markets, customers or industries that the Company may address in operating the Company Business or restricting the prices which the Company may charge for its products, technology or services (including most favored customer pricing provisions)), or includes any grants by the Company of exclusive rights or licenses, rights of refusal, rights of first negotiation or similar rights.

4.13                           Intellectual Property.

(a)                                  The Company (i) owns and has independently developed or (ii) has the valid right or license to use, possess, develop, sell, license, copy, distribute, market, advertise and/or dispose of, all Intellectual Property used in the conduct of the Company Business (such Intellectual Property being hereinafter collectively referred to as the “Company IP Rights”). Such Company IP Rights are sufficient for such conduct of the Company Business, and for the licensing, sale and distribution of any Company Product or Service (as defined below). As used in this Agreement, “Company-Owned IP Rights” means Company IP Rights that are or are purportedly owned or exclusively licensed to the Company; and “Company-Licensed IP Rights” means Company IP Rights that are not Company-Owned IP Rights.

(b)                                 Neither the execution, delivery and performance of this Agreement or the Company Ancillary Agreements nor the consummation of the Merger and the other transactions contemplated by this Agreement and/or by the Company Ancillary Agreements shall, in accordance with their terms:  (i) constitute a material breach of or default under any instrument, license or other Contract governing any Company IP Right (collectively, the “Company IP Rights Agreements”); (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company IP Right; or (iii) materially impair the right of the Company or the Surviving Corporation to use, possess, sell or license any Company IP Right or portion thereof. There are no royalties, honoraria, fees or other payments payable by the Company to any third person (other than salaries payable to employees and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, sale, marketing, advertising or disposition of any Company IP Rights by the Company to the extent necessary for the conduct of the Company Business or the use, sale, licensing or distribution of any Company Product or Service and none shall become payable as a result of the consummation of the transactions contemplated by this Agreement. After the Effective Time, all Company-Owned IP Rights will be fully transferable, alienable or licensable by the Surviving Corporation and Acquiror without restriction and without payment of any kind to any third party.

(c)                                  Schedule 4.13(c) of the Company Disclosure Letter sets forth a list (by name and version number) of each of the products and services currently produced, manufactured, marketed, licensed, sold, furnished or distributed by the Company and each product and service currently under development by the Company (each a “Company Product or Service”). Neither the operation of the Company Business, nor the use, development, manufacture, marketing, license, sale, furnishing or intended use of any Company Product or Service currently licensed, utilized, sold, provided or furnished by the Company (or any component or portion thereof) (i) violates or will violate any license or other Contract between the Company and any third party, or (ii) infringes or misappropriates or will infringe or misappropriate any Intellectual Property right of any other party. Neither the use, development, manufacture, marketing, license, sale, furnishing or intended use of any Company Product or

Service currently under development by the Company in its state as of the date of the Agreement, (i) violates any Contract between Company and any third party, or (ii) infringes or misappropriates, or will infringe or misappropriate, any Intellectual Property rights of any other party. There is no pending, or to the knowledge of the Company, threatened, claim or litigation contesting the validity, ownership or right of the Company to exercise any Company IP Right, nor to the knowledge of the Company, is there any legitimate basis for any such claim, nor has the Company received any notice asserting that any Company IP Right or the proposed use, sale, license or disposition thereof conflicts with or infringes or shall conflict with or infringe the rights of any other party, nor to the knowledge of the Company, is there any legitimate basis for any such assertion and the Company has not received any notice from any third party offering a license under any such third party patents. None of the Company-Owned IP Rights, Company-Licensed IP Rights or the Company Products or Services or the Company is subject to any proceeding or outstanding order, contract or stipulation (i) restricting in any manner the use, distribution, transfer, or licensing by the Company of any Company-Owned IP Rights, any Company-Licensed IP Rights or any Company Product or Service, or which may affect the validity, use or enforceability of any such Company-Owned IP Rights, Company-Licensed IP Rights or Company Product or Service, or (ii) restricting the conduct of the Company Business in order to accommodate Intellectual Property rights of a third party.

(d)                                 No current or former employee, consultant or independent contractor of the Company:  (i) is in material violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, nondisclosure agreement, noncompetition agreement or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Company or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company that is subject to any Contract under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. Neither the employment of any employee of the Company, nor the use by the Company of the services of any consultant or independent contractor subjects the Company to any Liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for the Company, whether such Liability is based on contractual or other legal obligations to such third party.

(e)                                  The Company has taken all reasonable steps under the circumstances to protect, preserve and maintain the secrecy and confidentiality of the Company IP Rights and to preserve and maintain all the Company’s interests, proprietary rights and trade secrets in the Company IP Rights. All current and former officers, employees, consultants and independent contractors of the Company having access to trade secrets or proprietary information of the Company, its customers or business partners and inventions owned by the Company have executed and delivered to the Company an agreement regarding the protection of such trade secrets or proprietary information and the assignment of inventions to the Company (in the case of trade secrets or proprietary information of the Company’s customers and business partners, to the extent required by such customers and business partners); and the Company’s form of such agreements have been delivered to Acquiror’s legal counsel. The Company has secured valid written assignments from all of the Company’s current and former consultants, independent contractors and employees who were involved in, or who contributed to, the creation or development of any Company-Owned IP Rights, of the rights to such contributions that may be owned by such persons or that the Company does not already own by operation of law. No current or former employee, officer, director, consultant or independent contractor of the Company has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP Rights. To the extent that any technology, software or Intellectual Property developed or otherwise owned by a third party is incorporated into, integrated or bundled with, or used by the Company in the development, manufacture or compilation of any of the Company Products or Services (“Third Party Product Technology”), the Company has a written agreement with such third party with respect thereto pursuant to which the Company either (i) has obtained complete, unencumbered and unrestricted ownership of, and is the exclusive owner of, or (ii) has obtained perpetual, irrevocable, non-terminable licenses (sufficient for the conduct of the Company Business and the sale, licensing or distribution of the Company Product or Services) to, all such third party’s Intellectual Property in such Third Party Product Technology, work, material or invention by operation of law or by valid Contract. Schedule 4.13(e) of the Company Disclosure Letter sets forth a list and description of all Third Party Product Technology.

(f)                                    Schedule 4.13(f) of the Company Disclosure Letter contains a true and complete list of (i) all current worldwide registrations made by or on behalf of the Company of any patents, copyrights, mask works, trademarks, service marks, Internet domain names or Internet or World Wide Web URLs or addresses with any Governmental Authority or quasi-governmental authority, including Internet domain name registries, (ii) all current applications, registrations, filings and other formal written governmental actions made or taken pursuant to Applicable Law by the Company to secure, perfect or protect its interest in the Company IP Rights, including all patent applications, copyright applications, mask work applications and applications for registration of trademarks and service marks, and where applicable the jurisdiction in which each of the items of the Company IP Rights has been applied for, filed, issued or registered, and (iii) all inter parties proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office) or equivalent authority anywhere else in the world) related to any of the Company IP Rights. All registered patents, trademarks, service marks, Internet domain names, Internet or World Wide Web URLs or addresses, copyrights and mask work rights held by the Company are valid, enforceable and subsisting, and the Company is the record owner thereof. The Company is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the Company Business, including the sale, licensing, distribution or provision of any Company Products or Services by the Company. The Company owns exclusively, and has good title to, all copyrighted works that are included or incorporated into Company Products or Services or which the Company otherwise purports to own. To the extent that any patents would be infringed by any Company Products or Services or the operation or conduct of the Company Business, the Company is the exclusive owner of such patents.

(g)                                 The Company owns all right, title and interest in and to all Company-Owned IP Rights free and clear of all Encumbrances and licenses (other than licenses and rights listed in Schedule 4.13(h)-1 of the Company Disclosure Letter and Permitted Encumbrances). The right, license and interest of the Company in and to all Company-Licensed IP Rights are free and clear of all Encumbrances and licenses (other than licenses and rights listed in

Schedule 4.13(h)-2 of the Company Disclosure Letter (and complete and correct copies of such Contracts have been provided to counsel to Acquiror), and Permitted Encumbrances).

(h)                                 Schedule 4.13(h)-1 of the Company Disclosure Letter contains a true and complete list of all licenses, sublicenses and other Contracts as to which the Company is a party and pursuant to which any Person is authorized to use any Company IP Rights. Schedule 4.13(h)-2 of the Company Disclosure Letter contains a true and complete list of all licenses, sublicenses and other Contracts as to which the Company is a party and pursuant to which the Company is authorized to use any third party Intellectual Property (other than licenses of software generally available to the public at a per copy license fee of less than $500 per copy). None of the licenses or other Contracts listed in Schedule 4.13(h)-1 of the Company Disclosure Letter grants any third party exclusive rights to or under any Company-Owned IP Rights or grants any third party the right to sublicense any of such Company-Owned IP Rights. The Company has not transferred ownership of any Intellectual Property that is or was owned by the Company, to any third party, or knowingly permitted the Company’s rights in such Intellectual Property to lapse or enter the public domain (other than through the expiration of registered Intellectual Property at the end of its statutory term). The Company has not taken actions that caused confidential Intellectual Property to be made public, except for the publication of applications or registrations relating to Intellectual Property as required by Applicable Law.

(i)                                     Neither the Company nor any other party acting on its behalf has disclosed or delivered to any party, or made the disclosure or delivery to any escrow agent or other party of, any Company Source Code (as defined below) or any algorithm contained in the Company Source Code. No event (including the Merger) has occurred or is currently reasonably expected to occur, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) shall, or would reasonably be expected to, result in the disclosure or delivery by the Company or any other party acting on its behalf to any party of any Company Source Code. Schedule 4.13(i) of the Company Disclosure Letter identifies each Contract (whether written or oral) pursuant to which the Company has deposited, or is or may be required to deposit, with an escrow agent or other party, any Company Source Code and further describes whether the execution of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code. As used in this Section 4.13(i), “Company Source Code” means, collectively, any human readable software source code, or any material proprietary information or algorithm contained in or relating to any software source code, that constitutes Company-Owned IP Rights or any other Company Product or Service marketed or currently proposed to be marketed by the Company.

(j)                                     There is no unauthorized use, disclosure, infringement or misappropriation of any Company IP Rights by any third party, including any employee or former employee of the Company. The Company has not agreed to indemnify any person for any infringement of any Intellectual Property of any third party by any Company Product or Service that has been sold, licensed to third parties, leased to third parties, supplied, marketed, distributed or provided by the Company.

(k)                                  All software developed by the Company and licensed by the Company to customers and all Company Products provided by or through the Company to customers on or prior to the Closing Date conform in all material respects to applicable contractual commitments, express and implied warranties (to the extent not expressly disclaimed in Contracts with such customers), product specifications and product Documentation and to any representations provided to customers, and the Company has no material Liability (and, to the knowledge of the Company, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any material Liability relating to the foregoing Contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Company Balance Sheet. The Company has not had any of its products returned by a purchaser thereof except for normal warranty returns consistent with past history and those returns that would not result in a reversal of recognition of any revenue by the Company. The Company has made available to Acquiror prior to the Closing Date all Documentation and notes relating to the testing of the Company Products or Services and plans and specifications for Company Products or Services currently under development by the Company. The Company has a policy and procedure for tracking material bugs, errors and defects of which it becomes aware in any Company Products or Services, and maintains a database covering the foregoing. For all software used by the Company in providing Company Products or Services, or in developing or making available any of the Company Products or Services, the Company has implemented any and all security patches or upgrades that are generally available for that software.

(l)                                     No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties (other than funds received in consideration for Company Capital Stock) was used in the development of the Company Products or Services, computer software programs or applications owned by the Company. No current or former employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Company IP Rights has performed services for the government, for a university, college or other educational institution or for a research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.

(m)                               No software covered by any Company IP Right has been distributed in whole or in part or used, or is being used in conjunction with any Public Software. As used in this Section 4.13(m), “Public Software” means any software that (i) contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or (ii) requires as a condition of its use, modification or distribution that it be disclosed or distributed in source code form or made available at no charge. Public Software includes without limitation software licensed under the GNU’s General Public License (GPL) or Lesser/Library GPL, the Mozilla Public License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, the BSD License, and the Apache License.

(n)                                 Company has not (i) incorporated Public Software into, or combined Public Software with, the Company-Owned IP Rights or Company Products and Services; (ii) distributed Public Software in conjunction with any Company-Owned IP Rights or Company Products and Services; or (iii) used Public Software, in such a way that, with respect to (i), (ii), or (iii), creates, or purports to create obligations for the Company with respect to any Company-Owned IP Rights or grant, or purport to grant, to any third party, any rights or immunities under any Company-Owned IP Rights (including, but not limited to, using any Public Software that requires, as a condition of use, modification and/or distribution of such Public Software, that other software incorporated into, derived from or distributed with such Public Software be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).

(o)                                 Neither the operation of the Company Business, nor the use, development, manufacture, marketing, license, sale, furnishing or intended use of any Company Product or Service currently licensed, utilized, sold, provided or furnished by the Company (or any component or portion thereof) (i) violates or will violate any license or other Contract between the Company and any third party, or (ii) infringes or misappropriates or will infringe or misappropriate any Intellectual Property Right of any other party. Neither the use, development, manufacture, marketing, license, sale, furnishing or intended use of any Company Product or Service currently under development by Company in its state as of the date of this Agreement, (i) violates any Contract between Company and any third party, or (ii) infringes or misappropriates, or will infringe or misappropriate, any Intellectual Property Rights (excluding patent rights) of any other party.

(p)                                 Neither the operation of the Company Business, nor the use, development, manufacture, marketing, license, sale, furnishing or intended use of any Company Product or Service currently licensed, utilized, sold, provided or furnished by the Company (or any component or portion thereof) (i) violates or will violate the patent rights of any third party, or (ii) infringes or misappropriates or will infringe or misappropriate any patent rights of any other party. Neither the use, development, manufacture, marketing, license, sale, furnishing or intended use of any Company Product or Service currently under development by Company infringes or misappropriates, or will infringe or misappropriate, any patent rights of any other party.

4.14                           Compliance with Laws.

(a)           The Company has materially complied, and is now and at the Closing Date shall be in material compliance with, all Applicable Law, provided, that, the foregoing shall not be deemed to cover any violations of law that are explicitly covered in any representation or warranty of the Company contained in another Section of this Article IV.

(b)                                 All materials, products and services distributed or marketed by the Company have at all times made all material disclosures to users or customers required by Applicable Law, and none of such disclosures made or contained in any such materials have been inaccurate, misleading or deceptive in any material respect.

(c)                                  The Company holds all material permits, licenses and approvals from, and has made all material filings with, government (and quasi-governmental) agencies and authorities, that are necessary and/or legally required to be held by it to conduct the Company Business without any violation of Applicable Law (“Governmental Permits”), and all such Governmental Permits are valid and in full force and effect. The Company has not received any notice or other communication from any Governmental Authority regarding (i) any actual or possible violation of law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit.

(d)                                 Neither the Company, nor any director, officer, agent or employee of the Company has, for or on behalf of the Company, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other payment in violation of Applicable Law.

(e)                                  The Company has conducted its export transactions in accordance in all material respects with applicable provisions of United States and India export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations. Without limiting the foregoing:  (i) the Company has obtained all material export licenses and other material approvals (collectively, “Export Licenses”) required for its exports of Company Products; (ii) the Company is in material compliance with the terms of all such Export Licenses; (iii) there are no pending or, to the knowledge of the Company, threatened claims against the Company with respect to any such Export Licenses; and (iv) to the knowledge of the Company, no consents or approvals for the transfer of such Export Licenses to Acquiror are required, except for such consents and approvals that can be obtained expeditiously without material cost.

4.15                           Certain Transactions and Agreements. None of the officers, directors, employees or stockholders of the Company and, to the knowledge of the Company, none of the immediate family members of an officer, director, employee or stockholder of the Company, has any direct ownership interest in any firm or corporation that competes with, or does business with, or has any contractual arrangement with, the Company (except with respect to any interest in less than 1% of the stock of any corporation whose stock is publicly traded). To the Company’s knowledge, none of the officers, directors, employees or stockholders of the Company, nor any member of their immediate families, has any indirect ownership interest in any firm or corporation that competes with, or does business with, or has any contractual arrangement with, the Company (except with respect to any interest in less than 1% of the stock of any corporation whose stock is publicly traded). None of said officers, directors or employees or, to the knowledge of the Company, stockholders or any member of their immediate families, is a party to, or otherwise directly or indirectly interested in, any Contract with the Company, except for normal compensation for services as an officer, director or employee thereof that have been disclosed to Acquiror. None of said officers, directors or employees or, to the knowledge of the Company, stockholders or immediate family members has any interest in any property, real or personal, tangible or intangible (including any Company IP Rights or any other Intellectual Property), that is used in, or that pertains to, the Company Business, except for the rights of a stockholder under Applicable Law.

4.16                           Employees, ERISA and Other Compliance.

(a)                                  The Company is in compliance in all material respects with all Applicable Law and Contracts relating to employment, employment practices, immigration, wages, hours,

and terms and conditions of employment, including employee compensation matters, and has correctly classified employees as exempt employees and nonexempt employees under the Fair Labor Standards Act. A complete list of all current employees, officers and consultants of the Company and their current title and/or job description, if available, and compensation (base cash compensation and bonus opportunity for 2006, if any) and benefit plans or programs in which they are participating is set forth on Schedule 4.16(a) of the Company Disclosure Letter. To the knowledge of the Company, all employees of the Company are legally permitted to be employed by the Company in the jurisdiction in which such employee is employed in their current job capacities for the maximum period allowed under Applicable Law. All independent contractors providing services to the Company have been properly classified as independent contractors for purposes of federal and applicable state tax laws, laws applicable to employee benefits and other Applicable Law. The Company does not have any employment or consulting Contracts currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

(b)                                 The Company (i) is not now, and has never been, subject to a union organizing effort, (ii) is not subject to any collective bargaining agreement with respect to any of its employees, (iii) is not subject to any other Contract with any trade or labor union, employees’ association or similar organization, and (iv) has no current labor disputes. The Company has good labor relations, and has no knowledge of any facts indicating that the consummation of the Merger or any of the other transactions contemplated hereby shall have a material adverse effect on such labor relations, and has no knowledge that any of its key employees intends to leave their employ.

(c)                                  The Company does not maintain or contribute to, nor has it ever maintained or contributed to, any employee pension benefit plan (within the meaning of Section 3(2) of ERISA) that is a defined benefit plan, any multiemployer plan within the meaning of Section 3(37) or ERISA, any “multiple employer plan” (within the meaning of Code Section 413(c)), any employee benefit plan, fund, program, contract or arrangement that is subject to Title IV of ERISA or Code Section 412 , or any multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA). None of the Company Benefit Arrangements provide for post-termination benefits of any kind with respect to any of the Company’s current or former officers, employees, agents, directors, or independent contractors except as otherwise required by Sections 601 through 608 of ERISA and Code Section 4980B(f) or comparable state laws or except for continuation of benefits through the month of termination as provided by the terms of the applicable plans.

(d)                                 (i)                                     Schedule 4.16(d) of the Company Disclosure Letter lists each employment, consulting, severance or other similar Contract, each “employee benefit plan” as defined in Section 3(3) of ERISA and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements that are clearly identified as such), workers’ compensation benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors that is entered into, maintained or contributed to by the Company or any ERISA Affiliate and covers any employee or former employee of the Company. Such Contracts, plans and arrangements as are described in this Section 4.16(d) are hereinafter collectively referred to as “Company Benefit Arrangements”.

(ii)           Each Company Benefit Arrangement has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all Applicable Law that is applicable to such Company Benefit Arrangement. Each such Company Benefit Arrangement that is an “employee pension benefit plan” as defined in Section 3(2) of ERISA that is intended to qualify under Section 401(a) of the Code is so qualified. Unless otherwise indicated in Schedule 4.16(d) of the Company Disclosure Letter, with respect to each such Company Benefit Arrangement that is an “employee pension benefit plan” as defined in Section 3(2) of ERISA that is intended to qualify under Section 401(a) of the Code, the Company (x) has received a favorable opinion, advisory, notification and/or determination letter, as applicable, that such plan satisfied the requirements of the Uruguay Round Agreements Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996 and the Taxpayer Relief Act of 1997 (collectively referred to as “GUST”), the Tax Reform Act of 1986, the IRS Restructuring and Reform Act of 1998 and the Community Renewal Tax Relief Act of 2000 (a copy of which letter(s) have been made available to Acquiror), and nothing has occurred since the issuance of such opinion, advisory, notification and/or determination letter, as applicable, which would reasonably be expected to cause the loss of the tax-qualified status of such Company Benefit Arrangement or (y) if reliance is permitted under IRS Announcement 2001-77, the Company relies on the favorable opinion letter or advisory letter of the master and prototype or volume submitter plan sponsor of such Company Benefit Arrangement. Unless otherwise indicated in Schedule 4.16(d), no Company Benefit Arrangement shall be subject to any surrender fees or services fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans. There are no pending investigations by any Governmental Authority involving a Company Benefit Arrangement, and no pending claims (except for claims for benefits payable in the normal course of operations), suits or proceedings against any Company Benefit Arrangement or asserting any rights or claims to benefits under any Company Benefit Arrangement. No employee of the Company and no person subject to any health plan of the Company has made medical claims through any such health plan during the 12 months preceding the Agreement Date for more than $25,000 in the aggregate for which the Company is responsible for the payment of such claims. For purposes of the foregoing sentence, any exception to such representation and warranty set forth in the Company Disclosure Letter shall be stated generally and shall not identify any employee of the Company or person subject to any health plan of the Company who has made medical claims.

(iii)                               The Company has made available to Acquiror and its legal counsel a complete, correct and most recent copy of each Company Benefit Arrangement (or a written description of any Company Benefit Arrangement not in writing), including, where applicable and without limitation, all amendments thereto and all related trust documents, administrative services agreements, group annuity contracts, investment policy statements, financial statements, prospectuses, bonds required by ERISA, insurance policies and Contracts (including policies pertaining to fiduciary liability insurance covering the fiduciaries of each Company Benefit Arrangement), vendor contracts, employee booklets or other employee communications, summary plan descriptions, summaries of material modifications and other authorizing documents applicable to any Company Benefit Arrangement, and any material employee communications relating thereto.

(iv)                              The Company has timely filed and made available to Acquiror and its legal counsel the three most recent annual reports (Form 5500) and all schedules attached thereto for each Company Benefit Arrangement that is subject to ERISA and Code reporting requirements, and all material communications with participants, the Internal Revenue Service, the U.S. Department of Labor or any other Governmental Authority, administrators, trustees, beneficiaries and alternate payees relating to any Company Benefit Arrangement.

(v)                                 No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company, is threatened in writing against or with respect to any Company Benefit Arrangement, including any audit or inquiry by the Internal Revenue Service or the U.S. Department of Labor. The Company has never been a participant in any “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) that the Company sponsors as employer or in which the Company participates as an employer which was not otherwise exempt pursuant to Section 408 of ERISA (including any individual exemption granted under Section 408(a) of ERISA) or that could result in an excise tax under the Code or the assessment of a civil penalty under Section 502(i) of ERISA against the Company.

(vi)                              All contributions due from the Company with respect to any of the Company Benefit Arrangements have been made or have been accrued on the Company’s financial statements (including the Company Financial Statements), or there is a period of time remaining for such contributions to be timely made. No further contributions shall be due or shall have accrued thereunder as of the Closing Date (other than contributions accrued in the ordinary course of business, consistent with past practices, after the Balance Sheet Date as a result of the operations of the Company after the Balance Sheet Date). All contributions due from the Company with respect to any Company Benefit Arrangement qualified under Section 401(a) of the Code and containing a Code Section 401(k) cash or deferred arrangement have been timely made. All claims as of the Closing Date made under any self-insured Company Benefit Arrangement that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA have been paid or, if not paid, will be paid by the Company as of the Closing Date or in the normal course of operations, except to the extent such claims are disputed. All claims under such self-insured Company Benefit Arrangement accrued or incurred by participants prior to the Closing Date but not made, submitted or paid under such self-insured Company Benefit Arrangement on or before the Closing Date will be paid by Company after the Closing Date to the extent such claims are valid and not in dispute.

(vii)                           All individuals who, pursuant to the terms of any Company Benefit Arrangement, are entitled to participate in any Company Benefit Arrangement, are currently participating in such Company Benefit Arrangement or have been offered an opportunity to do so and have declined in writing.

(viii)                        The Company shall not have any Liability to any employee or to any organization or any other entity as a result of the termination of any employee leasing arrangement.

(ix)                                There has been no termination or partial termination of any Company Benefit Arrangement within the meaning of Section 411(d)(3) of the Code.

(e)                                  There has been no amendment to, written interpretation or announcement (whether or not written) by the Company relating to, or change in employee participation or coverage under, any Company Benefit Arrangement that would increase materially the expense of maintaining such Company Benefit Arrangement above the level of the expense incurred in respect thereof during the calendar year 2005, except for increases as a result of increased participation in such Company Benefit Arrangements and except for changes in the ordinary course of business or as required by law.

(f)                                    Each Company Benefit Arrangement, to the extent applicable, is in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code, Sections 601 through 608 of ERISA, the Americans with Disabilities Act of 1990, as amended, and the regulations thereunder, the Health Insurance Portability and Accountability Act of 1996, as amended, the Women’s Health and Cancer Rights Act of 1998, and the Family Medical Leave Act of 1993, as amended, and the regulations thereunder, as such requirements affect the Company and its employees. There are no outstanding, uncorrected violations under the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), with respect to any of the Company Benefit Arrangements, covered employees or qualified beneficiaries that could reasonably be expected to result in a Material Adverse Effect on the Company or Acquiror. No Company Benefit Arrangement (other than life insurance arrangements) provides post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other Applicable Law or except for continuation of coverage through the month of termination or severance or termination pay arrangements.

(g)                                 No benefit payable or that may become payable by the Company pursuant to any Company Benefit Arrangement or as a result of, in connection with or arising under this Agreement or the Certificate of Merger shall constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code) that is subject to the imposition of an excise tax under Section 4999 of the Code or that would not be deductible by reason of Section 280G of the Code. Unless otherwise indicated in Schedule 4.16(g) of the Company Disclosure Letter, the Company is not a party to any:  (i) Contract with any executive officer or other key employee thereof (x) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company in the nature of the Merger or any of the other transactions contemplated by this Agreement or any Company Ancillary Agreement, (y) providing any term of employment or compensation guarantee, or (z) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment other than as required by COBRA (or similar state laws), vacation pay cash-outs or other arrangements governed by ERISA; or (ii) Contract or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which shall be increased, or the vesting of benefits of which shall be accelerated, by the occurrence of the Merger or any of the other transactions contemplated by this Agreement, or any event subsequent to the Merger such as the termination of employment of any person, or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement. Schedule 4.16(g) of the Company Disclosure Letter lists each person who the Company reasonably believes is, with respect to the Company and/or any ERISA

Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations thereunder) as determined as of the Agreement Date. The Company has no obligation to pay any material amount or provide any material benefit to any former employee or officer, other than obligations (i) for which the Company has established a reserve for such amount on the Company Balance Sheet and (ii) pursuant to Contracts entered into after the Balance Sheet Date and disclosed on Schedule 4.16(g) of the Company Disclosure Letter.

(h)                                 No employee or consultant of the Company is in material violation of (i) any term of any employment or consulting Contract or (ii) any term of any other Contract or any restrictive covenant relating to the right of any such employee or consultant to be employed by the Company or to use trade secrets or proprietary information of others. The employment of any employee or consultant by the Company does not subject it to any Liability to any third party.

(i)                                     The Company has never established or maintained, and has never been required to maintain or contribute to, any compensation or benefit plan by the law or applicable custom or rule of the relevant jurisdiction, outside of the United States.

4.17                           Corporate Documents. The Company has delivered to Acquiror’s legal counsel for examination all documents and information listed in the Company Disclosure Letter (including any Schedule thereto) or in any other exhibit or schedule called for by this Agreement, including the following:  (a) copies of the Certificate of Incorporation and Bylaws, each as currently in effect, of the Company; (b) the minute books containing all records of all proceedings, consents, actions and meetings of the Board of Directors and any committees thereof and stockholders of the Company; (c) the stock ledger, option ledger and warrant ledger and journal reflecting all stock issuances and transfers and all grants of options and warrants relating to the Company; and (d) all permits, orders and consents issued by, and filings by the Company with, any regulatory agency with respect to the Company, or any securities of the Company, and all applications for such permits, orders and consents.

4.18                           No Brokers. Other than as set forth on Schedule 4.18 of the Company Disclosure Letter, neither the Company nor any affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement. Neither Acquiror nor the Surviving Corporation shall incur any Liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of this Agreement or the Merger.

4.19                           Books and Records.

(a)                                  The books, records and accounts of the Company (i) are in all material respects true, complete and correct, (ii) have been maintained in accordance with good business practices on a basis consistent with prior years, (iii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets and properties of the Company, and (iv) accurately and fairly reflect the basis for the Company Financial Statements.

(b)                                 The Company has devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary (x) to permit preparation of financial statements in conformity with GAAP, and (y) to maintain accountability for assets, and (z) the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c)                                  Schedule 4.19(c) of the Company Disclosure Letter sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

(d)                                 Schedule 4.19(d) of the Company Disclosure Letter accurately lists all indebtedness of the Company for money borrowed (“Debt”), including, for each item of Debt, the interest rate, maturity date and any assets securing such Debt. All Debt may be prepaid at the Closing without penalty under the terms of the agreements governing the Debt.

4.20                           Insurance. The Company maintains the policies of insurance and bonds set forth in Schedule 4.20 of the Company Disclosure Letter, including all legally required workers’ compensation insurance and errors and omissions, casualty, fire and general liability insurance. Schedule 4.20 sets forth the name of the insurer under each such policy and bond, the type of policy or bond, the coverage amount and any applicable deductible and any other material provisions as of the date hereof as well all material claims made under such policies and bonds since January 1, 2005. As of the Agreement Date, there is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid as of the Agreement Date, and the Company is otherwise in compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and the Company has no knowledge as of the Agreement Date of any threatened termination of, or material premium increase with respect to, any of such policies or bonds. The Company has delivered to Acquiror correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of the Company.

4.21                           Environmental Matters.

(a)                                  The Company and its predecessors and affiliates are in material compliance with all Environmental Laws (as defined below), which compliance includes the possession by the Company of all permits and other governmental authorizations required under Environmental Laws and compliance with the terms and conditions thereof. The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens groups, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and there are no circumstances that may prevent or interfere with the compliance by the Company with any current Environmental Law in the future. To the knowledge of the Company, no current or prior owner of any property leased or possessed by the Company has received any notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law. All Governmental Permits held by the Company pursuant to any Environmental Law (if any) are identified in Schedule 4.21 of the Company Disclosure Letter.

(b)                                 For purposes of this Section 4.21:  (i) “Environmental Law” means any federal, state or local statute, law, regulation or other legal requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) ”Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is currently regulated by an Environmental Law or that is otherwise a danger to health, reproduction or the environment.

4.22                           Products and Service Warranties. All Company Products or Services sold, distributed, licensed, leased or provided by the Company to customers and all services provided by or through the Company to customers on or prior to the Closing Date conform in all material respects to applicable contractual commitments, express and implied warranties (to the extent not expressly disclaimed in Contracts with such customers), product specifications and product documentation and to any representations provided to customers. The Company’s obligations with respect to defects in materials or workmanship of its products is limited to an obligation to repair or replace the product in question or provide a refund. The Company does not have any Liability (and, to the Company’s knowledge, there is no legitimate basis for any present or future Action against any of the Company giving rise to any Liability relating to the foregoing Contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Company Balance Sheet. The Company has not had any of their products returned by a purchaser thereof except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any revenue by the Company. There is not presently nor has there been since January 1, 2003 any failure or defect in any product sold by any of the Company that has required, or that may require, a general recall or replacement campaign or similar action with respect to such product or a reformulation or change of such product.

4.23                           No Existing Discussions. Neither the Company nor any director, officer, stockholder, employee or agent (or any investment banker, broker, finder or similar party) of the Company is engaged, directly or indirectly, in any discussions or negotiations with any third party relating to any Alternative Proposal (as such term is defined in the Mutual NDA).

4.24                           Customers and Suppliers.

(a)                                  The Company does not have any outstanding material disputes concerning its goods and/or services with any customer who, in the year ended December 31, 2005 or the four months ended April 30, 2006 was one of the 10 largest sources of revenues for the Company, based on amounts paid (each, a “Significant Customer”), and the Company has no knowledge as of the Agreement Date of any dissatisfaction on the part of any Significant Customer. Schedule 4.24(a) of the Company Disclosure Letter sets forth a complete and accurate list of the names and addresses of each Significant Customer, showing the approximate total sales in dollars by any of the Company to each such Significant Customer during such time period. As of the Agreement Date, the Company has not received any information from any Significant Customer that such customer will not continue as a customer of the Company or that any such customer intends to terminate or materially modify existing contracts or arrangements with the Company).

(b)                                 As of the Agreement Date, the Company does not have any outstanding material disputes concerning goods or services provided by any supplier who, in the year ended December 31, 2005 or the four months ended April 30, 2006 was one of the 10 largest suppliers of goods and services to the Company, based on amounts paid (each, a “Significant Supplier”). Schedule 4.24(b) of the Company Disclosure Letter sets forth a complete and accurate list of the names and addresses of each Significant Supplier, showing the approximate total purchases in dollars by any of the Company from each such Significant Supplier during such time period. As of the Agreement Date, the Company has not received any written notice of termination or interruption of any existing Contracts with any Significant Supplier. The Company has access, on commercially reasonable terms, to all goods and services reasonably necessary to it to carry on the Company Business, and the Company has no knowledge of any reason why the Company will not continue to have such access on commercially reasonable terms.

4.25                           Accounts Receivable. The accounts receivable shown on the Company Balance Sheet arose in the ordinary course of business, consistent with past practice, and have been collected or are collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts provided for in the Company Balance Sheet. Allowances for doubtful accounts and warranty returns are adequate and have been prepared in accordance with GAAP consistently applied and in accordance with the Company’s past practices. The receivables of the Company arising after the Balance Sheet Date and before the Closing Date arose or will arise in the ordinary course of business, consistent with past practice, and have been collected or are collectible in the book amounts thereof, less allowances for doubtful accounts and warranty returns determined in accordance with GAAP consistently applied and past practices. None of the receivables of the Company is subject to any material claim of offset, recoupment, setoff or counter-claim, and the Company has no knowledge of any specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim. No material amount of receivables is contingent upon the performance by the Company of any obligation or Contract other than normal warranty repair and replacement. No Person has any lien on any of such receivables (except Permitted Liens), and no agreement for deduction or discount has been made with respect to any of such receivables. Schedule 4.25 of the Company Disclosure Letter sets forth an aging of the accounts receivable of the Company in the aggregate and by customer, and indicates the amounts of allowances for doubtful accounts and warranty returns and the amounts of accounts receivable which are subject to asserted warranty claims. Schedule 4.25 of the Company Disclosure Letter sets forth such amounts of the accounts receivable which are subject to asserted warranty claims by customers and reasonably detailed information regarding asserted warranty claims made since January 1, 2004, including the type and amounts of such claims.

4.26                           Disclosure. To the Company’s knowledge, neither this Agreement (including its exhibits and schedules and the Company Disclosure Letter) nor any of the Company Ancillary Agreements delivered by the Company to Acquiror under this Agreement, when taken together, contains any untrue statement of a material fact by the Company or omits to state any material fact with respect to the Company necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Subject to the exceptions set forth in a numbered or lettered section of the disclosure letter of the Acquiror addressed to the Company, dated as of the Agreement Date and delivered to the Company concurrently with the parties’ execution of this Agreement (the “Acquiror Disclosure Letter” (if any)) referencing a representation or warranty herein (each of which exceptions, in order to be effective, shall indicate the section and, if applicable, the subsection of this Article 5 to which it relates (unless and to the extent the relevance to other representations and warranties is reasonably apparent from the face of the disclosed exception), and each of which exceptions shall also be deemed to be representations and warranties made by Acquiror under this Article 5), Acquiror represents and warrants to the Company as follows:

5.1                                 Organization and Good Standing. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as presently proposed to be conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Acquiror and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not individually or in the aggregate be material to Acquiror’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement, the Acquiror Ancillary Agreements and the Merger Sub Ancillary Agreements.

5.2                                 Power, Authorization and Validity.

(a)                                  Power and Authority. Acquiror has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Acquiror Ancillary Agreements and to consummate the Merger. The execution, delivery and performance by Acquiror of this Agreement, each of the Acquiror Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Acquiror. Merger Sub has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Merger Sub Ancillary Agreements to which it is a party and to consummate the Merger. The execution, delivery and performance by Merger Sub of this Agreement, each of the Merger Sub Ancillary Agreements to which it is a party and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Merger Sub.

(b)                                 No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, or any other Person, governmental or otherwise, is necessary or required to be made or obtained by Acquiror or Merger Sub to enable Acquiror or Merger Sub to lawfully execute and deliver, enter into, and perform its obligations under this Agreement, each of the Acquiror Ancillary Agreements and each of the Merger Sub Ancillary Agreements or to consummate the Merger, except for:  (i) the filing by Acquiror of such reports and information with the SEC under the Exchange Act, and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (ii) the filing of the Certificate of Merger with the Delaware Secretary of State; and (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings, if any, that if not made or obtained by Acquiror or Merger Sub would not be material to Acquiror’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement, the Acquiror Ancillary Agreements and the Merger Sub Ancillary Agreements.

(c)                                  Enforceability. This Agreement has been duly executed and delivered by Acquiror and Merger Sub. This Agreement and each of the Acquiror Ancillary Agreements are, or when executed by Acquiror shall be, valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. This Agreement and each of the Merger Sub Ancillary Agreements are, or when executed by Merger Sub shall be, valid and binding obligations of Merger Sub, enforceable against Merger Sub in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

5.3                                 No Conflict. Neither the execution and delivery of this Agreement, any of the Acquiror Ancillary Agreements or any of the Merger Sub Ancillary Agreements by Acquiror or Merger Sub, nor the consummation of the Merger or any other transaction contemplated hereby or thereby, shall conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under:  (a) any provision of the Certificate of Incorporation or Bylaws of Acquiror or Merger Sub, each as currently in effect; (b) any Applicable Law applicable to Acquiror or Merger Sub or any of their respective material assets or properties; or (c) any Contract to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub or any of their respective material assets or properties are bound, except in the cases of clauses (b) and (c) where such conflict, termination, breach, impairment, violation or default would not be material to Acquiror’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement, the Acquiror Ancillary Agreements and the Merger Sub Ancillary Agreements.

ARTICLE 6
ACQUIROR POST-CLOSING COVENANTS

6.1                                 Indemnification of Company Directors and Officers; D&O Tail Coverage Policy.

(a)                                  Until the sixth anniversary of the Effective Time, Acquiror will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company to its directors and officers as of immediately prior to the Effective Time (the “Company Indemnified Parties”) pursuant to any indemnification provisions under the Company’s Certificate of Incorporation or Bylaws as in effect on the Agreement Date (the “Company Indemnification Provisions”), with respect to claims arising out of matters existing or occurring at or prior to the Effective Time which are asserted after the Effective Time. In connection therewith Acquiror shall advance expenses to the Company Indemnified Parties as incurred to the fullest extent provided for under the Company Indemnification Provisions, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final judicial decision from which there is no further right to appeal that such person is not entitled to indemnification for such expenses pursuant to the Company Indemnification Provisions. Any claims for indemnification made under this Section 6.1 on or prior to the sixth anniversary of the Effective Time shall survive such anniversary until the final resolution thereof. However, the foregoing covenants under this Section 6.1 shall not apply to any claim based on a claim for indemnification made by an Acquiror Indemnified Person pursuant to Article 12.

(b)  Until the sixth anniversary of the Effective Time, Acquiror shall cause the Surviving Corporation to maintain in effect the existing directors’ and officers’ liability insurance policy (and, if the Company so elects, the existing errors and omissions insurance policy) (collectively, the “D&O Tail Coverage Policy”) placed prior to the Closing and administered through the Company’s current insurance broker, covering those persons (the “Policy Beneficiaries”) who are covered as of the Agreement Date by the Company’s directors’ and officers’ liability insurance policy with coverage in amount and scope at least as favorable to such persons as the Company’s existing coverage; provided, however, that the term of such policy shall not exceed 6 years after the Closing Date and the total premiums for such D&O Tail Coverage Policy shall not exceed $41,000.

6.2           Employee Benefits. Employees of the Company prior to the Closing who continue to be employed by the Company or the Acquiror or an affiliated entity after the Closing shall be eligible for the benefit plans and programs made available to comparable to similarly situated employees of Acquiror to the extent that such plans and Applicable Law allow or require. If the Company terminates any group health plan or other plan subject to the provisions of COBRA or any analogous health care continuation law, then Acquiror agrees that its group health plans shall be responsible for the provision of COBRA coverage and benefits to any former Company employee who is a COBRA beneficiary under the Company’s plans at the time of termination, or any employee terminated from employment as a result of the transactions herein. Acquiror hereby acknowledges that it shall not enforce the provisions of any non-competition agreement between the Company and any former employee of the Company who is not a Key Employee; all obligations of any such employee are terminated as of the Closing.

ARTICLE 7
COMPANY COVENANTS

During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article 11, the Company covenants and agrees with Acquiror as follows:

7.1                                 Advice of Changes. The Company shall promptly advise Acquiror in writing of (a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of the Company contained in Article 4 untrue or inaccurate such that the condition set forth in Section 10.1 is unlikely to be satisfied as of the Closing, or (b) any breach of any covenant or obligation of the Company pursuant to this Agreement or any Company Ancillary Agreement such that the condition set forth in Section 10.2 is unlikely to be satisfied as of the Closing; provided, however, that the delivery of any notice pursuant to this Section 7.1 shall not be deemed to amend or supplement the Company Disclosure Letter.

7.2                                 Maintenance of Business.

(a)                                  The Company shall use its commercially reasonable efforts to carry on and preserve the Company Business and its relationships with customers, advertisers, suppliers, employees and others with whom the Company has contractual relations in substantially the same manner as it has prior to the Agreement Date consistent with its past practices. The Company shall cooperate in all reasonable respects with Acquiror to help ensure smooth customer transitions as of the Effective Time. If the Company becomes aware of a material deterioration in the relationship with any key customer, key supplier or key employee, it shall promptly bring such information to Acquiror’s attention in writing and, if requested by Acquiror, shall exert reasonable commercial efforts to promptly restore the relationship.

(b)                                 Assuming that Acquiror advances funds to the Company as required by the provisions of Section 8.3, the Company shall (i) pay all of its debts and taxes when due, subject to good faith disputes over such debts or taxes and (ii) pay or perform its other Liabilities when due.

(c)                                  The Company shall use its diligent efforts to assure that each of its Contracts (other than with Acquiror) entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger.

7.3                                 Conduct of Business. Except as expressly contemplated by this Agreement, the Company shall use commercially reasonable efforts to conduct the Company Business and maintain its business relationships in the ordinary and usual course consistent with its past practices, and the Company shall not without Acquiror’s prior written consent (which consent shall not be unreasonably withheld):

(a)                                  incur any indebtedness for borrowed money (other than the Bridge Loan) or guarantee any such indebtedness of another Person or issue or sell any debt securities or guarantee any debt securities of another Person;

(b)                                 (i) lend any money, other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with its past practices (provided that no proceeds of any such advances are used directly or indirectly to purchase shares of Company Capital Stock), (ii) make any investments in or capital contributions to, any Person, (iii) forgive or discharge in whole or in part any outstanding loans or advances, or (iv) prepay any indebtedness;

(c)                                  violate, terminate, amend or otherwise modify or waive any of the material terms of any Company Material Contract, or enter into any material transaction or take any other action not in the ordinary course of business consistent with its past practices;

(d)                                 place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of its tangible assets or properties;

(e)                                  sell, lease, license, transfer or dispose of any assets material to the Company Business (except for sales or licenses of Company Products and Services in the ordinary course of business consistent with its past practices);

(f)                                    enter into any Contract involving in excess of $20,000 for the purchase, sale or lease of any property, whether real or personal, tangible or intangible;

(g)                                 (i) pay any bonus (other than any bonus that the Company is committed to pay as of the Agreement Date and disclosed on the Company Disclosure Letter), increase salary, severance or special remuneration to any officer, director, employee or consultant (except pursuant to the Retention Plan as in effect immediately prior to the Effective Time as herein contemplated and except pursuant to Contracts disclosed in writing to Acquiror prior to the Agreement Date and listed on Schedule 7.3 of the Company Disclosure Letter), (ii) amend or enter into any employment or consulting Contract with any person or modify any agreement with HCL Technologies, or (iii) adopt or amend any employee or compensation benefit plan (including any amendment of the Retention Plan after the Agreement Date), including any stock purchase, stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan (except in each case as required under Applicable Law (and as previously disclosed to Acquiror) or as necessary to maintain the qualified status of such plan under the Code or as contemplated by this Agreement);

(h)                                 change any of its accounting methods, except as required by GAAP;

(i)                                     declare, set aside or pay any cash or stock dividend or other distribution (whether in cash, stock or property) in respect of its capital stock, or redeem, repurchase or otherwise acquire any of its capital stock or other securities, or pay or distribute any cash or property to any of its stockholders or securityholders or make any other cash payment to any of its stockholders or securityholders except pursuant to the Retention Plan in accordance herewith;

(j)                                     materially amend or prematurely terminate any Company Material Contract;

(k)                                  terminate, waive or release any material right or claim in any Company Material Contract;

(l)                                     issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or any securities that are potentially exchangeable for, or convertible into, shares of its capital stock, other than the issuance of shares of Company Common Stock pursuant to the exercise of Company Options, and the issuance of shares of Company Capital Stock pursuant to the exercise of Company Warrants, outstanding on the Agreement Date;

(m)                               subdivide, split, combine or reverse split the outstanding shares of its capital stock of any class or series or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or series or affecting any other of its securities;

(n)                                 merge, consolidate or reorganize with, acquire, or enter into any other business combination with any corporation, partnership, limited liability company or any other entity (other than Acquiror or Merger Sub), acquire a substantial portion of the assets of any such entity, or enter into any negotiations, discussions or agreement for such purpose;

(o)                                 amend its Certificate of Incorporation or Bylaws;

(p)                                 license any Company IP Rights except to customers in the ordinary course of business, or acquire any technology or Intellectual Property Rights from any third party (other than licenses of software generally available to the public at a per copy license fee of less than $500 per copy);

(q)                                 materially change any insurance coverage;

(r)                                    (i) agree to any audit assessment by any taxing authority, (ii) file any Return or amendment to any Return unless copies of such Return or amendment have first been delivered to Acquiror for its review at a reasonable time prior to filing, (iii) make or change any material election in respect of taxes or adopt or change any material accounting method in respect of taxes, or (iv) enter into any closing agreement, settle any claim or assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes;

(s)                                  modify or change the exercise or conversion rights or exercise or purchase prices of any of its capital stock, any of its stock options or other securities, or accelerate or otherwise modify (i) the right to exercise any option or other right to purchase any of its capital stock or other securities or (ii) the vesting or release of any shares of its capital stock or other securities from any repurchase options or rights of refusal held by it or any other party or any other restrictions;

(t)                                    (i) initiate any litigation, action, suit, proceeding, claim or arbitration (“Action”) (other than for the routine collection of bills and to enforce rights under this Agreement) or (ii) settle or agree to settle any Action (except where the amount in controversy does not exceed $20,000 and does not involve injunctive or other equitable relief);

(u)                                 (i)  pay, discharge or satisfy, in an amount in excess of $20,000 in any one case or $35,000 in the aggregate, any Liability arising otherwise than in the ordinary course of business, other than (1) the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Company Balance Sheet, (2) the payment, discharge or satisfaction of Deal Fees, and (3) the discharge of the Bridge Loan, (ii) make any capital expenditures, capital additions or capital improvements, or (iii) pay any Estimated Pre-Closing Expenses other than when and as permitted under Section 8.3 hereof;

(v)                                 extend any warranties, discounts or credits to customers, except in the ordinary course of business, consistent with past practice;

(w)                               factor its accounts receivable or change its method of collection of accounts receivable or payment of accounts payable; or

(x)                                   (i) agree to do any of the things described in the preceding clauses (a)-(w), (ii) take or agree to take any action which would reasonably be expected to make any of the Company’s representations or warranties contained in this Agreement materially untrue or incorrect, or (iii) take or agree to take any action which would reasonably be expected to prevent the Company from performing or cause the Company not to perform one or more covenants required hereunder to be performed by the Company.

7.4                                 Necessary Consents. The Company shall use its commercially reasonable efforts to promptly obtain such written consents and authorizations of third parties, give notices to third parties and take such other actions as may be necessary or appropriate in order to effect the consummation of the Merger and the other transactions contemplated by this Agreement, to enable the Surviving Entity (or Acquiror) to carry on the Company Business immediately after the Effective Time and to keep in effect and avoid the breach, violation of, termination of, or adverse change to any Contract to which the Company is a party or is bound or by which any of its assets or properties is bound.

7.5                                 Litigation. The Company shall notify Acquiror in writing promptly after learning of any Action by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it, or known by the Company to be threatened against the Company or any of its officers, directors, employees or stockholders in their capacity as such.

7.6                                 Satisfaction of Conditions Precedent. The Company shall use its commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent set forth in Article 10, and the Company shall use its reasonable best efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement. The Company will withhold for all income and employment-related taxes imposed in connection with the payment of the Retention Plan Net Initial Merger Consideration Exclusion Amount and file all related withholding tax returns on the Closing Date.

7.7                                 Company Benefit Arrangements. Upon Acquiror’s request, at least five business days prior to the Closing Date, the Company shall terminate, effective upon the Effective Time and contingent upon the Closing, the Company’s 401(k) Plan and any employee leasing arrangement or professional employee organization (other than the existing agreement with HCL

Technologies). The Company’s Board of Directors shall adopt resolutions authorizing the termination of the 401(k) Plan no later than the day before the Closing Date, such resolutions and amendment to be subject to the review by and approval of Acquiror’s counsel, which shall not be unreasonably withheld. All participants and former participants in such 401(k) Plan (and in any other Company Benefit Arrangement that is an “employee pension benefit plan” as defined in Section 3(2) of ERISA) shall become fully vested in their account balances under the 401(k) Plan (or the such employee pension benefit plan) to the extent required by Applicable Law. The Company shall terminate any and all group severance, separation, retention and salary continuation plans, programs or arrangements (other than Contracts disclosed in writing to Acquiror prior to the Agreement Date and listed on Schedule 7.3 of the Company Disclosure Letter, and other than the Retention Plan) prior to the Closing Date.

7.8                                 Notices to Company Securityholders, Retention Plan Participants and Employees.

(a)                                  The Company shall timely provide to the Company Securityholders and the Retention Plan Participants all advance notices required to be given to such holders in connection with this Agreement, the Merger and the transactions contemplated by this Agreement under the Company Option Plan, any Company Warrants, the Retention Plan or other applicable Contracts.

(b)                                 The Company shall give all notices and other information required to be given prior to the Closing to the employees of the Company and any applicable Governmental Authority under the Code, COBRA and other Applicable Law in connection with the transactions contemplated by this Agreement or other applicable Contracts.

ARTICLE 8
ACQUIROR COVENANTS

During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article 11, Acquiror covenants and agrees with the Company as follows:

8.1                                 Advice of Changes. Acquiror shall promptly advise the Company in writing of (a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of Acquiror contained in Article 5 untrue or inaccurate such that the condition set forth in Section 9.1 would not be satisfied and (b) any breach of any covenant or obligation of Acquiror pursuant to this Agreement or any Acquiror Ancillary Agreement such that the condition set forth in Section 9.2 would not be satisfied.

8.2                                 Satisfaction of Conditions Precedent. Acquiror shall use its reasonable best efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Article 9, and Acquiror shall use its reasonable best efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement.

8.3                                 Bridge Loan. The Company has estimated the Estimated Pre-Closing Expenses and prepared the Estimated Pre-Closing Expense Budget, and such estimate and budget have been approved by Acquiror. Provided that the Company requests a Bridge Loan advance in writing, Acquiror will from time to time after the Agreement Date advance Bridge Loan traunches when and as needed to enable the Company to discharge the Estimated Pre-Closing Expenses when and as required pursuant to the Estimated Pre-Closing Expense Budget. Anything in Section 7.2 to the contrary notwithstanding, the Company will not discharge any of the Estimated Pre-Closing Expenses prior to the date set for payment thereof in the Estimated Pre-Closing Expense Budget. As each Bridge Loan traunche is advanced, the Company shall deliver an executed Bridge Note representing the obligation to repay that Bridge Loan.

ARTICLE 9
CONDITIONS TO OBLIGATIONS OF THE COMPANY

The Company’s obligations to consummate the Merger and take the other actions required to be taken by the Company at the Closing are subject to the fulfillment or satisfaction as of the Closing, of each of the following conditions (it being understood that (a) any one or more of the following conditions may be waived by the Company in a writing signed on behalf of the Company and (b) by proceeding with the Closing, the Company shall be deemed to have waived any of such conditions that remain unfulfilled or unsatisfied).

9.1                                 Accuracy of Representations and Warranties. The representations and warranties of Acquiror set forth in Article 5 (a) that are qualified as to materiality shall be true and correct and (b) that are not qualified as to materiality shall be true and correct in all material respects, in each case on and as of the Closing with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that by their terms speak only as of a specific date or dates, in which case such representations and warranties that are qualified as to materiality shall be true and correct, and such representations and warranties that are not qualified as to materiality shall be true and correct in all material respects, on and as of such specified date or dates), except to the extent the failure of such representations and warranties to be so true and correct does not have a material adverse effect on Acquiror’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement, the Acquiror Ancillary Agreements and the Merger Sub Ancillary Agreements, and at the Closing the Company shall have received a certificate to such effect executed by an officer of Acquiror.

9.2                                 Covenants. Acquiror shall have performed and complied in all material respects with all of its covenants contained in this Agreement on or before the Closing (to the extent that such covenants require performance by Acquiror on or before the Closing), and at the Closing the Company shall have received a certificate to such effect executed by an officer of Acquiror.

9.3                                 Compliance with Law; No Legal Restraints. There shall not be issued, enacted or adopted, or threatened in writing by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any Governmental Authority that prohibits or renders illegal or imposes limitations on the Merger.

9.4                                 Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken all such other actions by any

Governmental Authority or other regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to lawfully consummate the Merger.

ARTICLE 10
CONDITIONS TO OBLIGATIONS OF ACQUIROR AND MERGER SUB

Acquiror’s and Merger Sub’s obligations to consummate the Merger and take the other actions required to be taken by them at the Closing are subject to the fulfillment or satisfaction, as of the Closing, of each of the following conditions (it being understood that (a) any one or more of the following conditions may be waived by Acquiror and Merger Sub in a writing signed by Acquiror and (b) by proceeding with the Closing, Acquiror and Merger Sub shall be deemed to have waived any of such conditions that remains unfulfilled or unsatisfied):

10.1                           Accuracy of Representations and Warranties. The representations and warranties of the Company set forth in Article 4 (as modified by the Company Disclosure Letter) (a) that are qualified as to materiality shall be true and correct and (b) that are not qualified as to materiality shall be true and correct in all material respects, in each case on and as of the Closing with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that by their terms speak only as of a specific date or dates, in which case such representations and warranties that are qualified as to materiality shall be true and correct, and such representations and warranties that are not qualified as to materiality shall be true and correct in all material respects, on and as of such specified date or dates), except as have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. At the Closing Acquiror shall have received a certificate to such effect executed by the Company’s President or Chief Executive Officer.

10.2                           Covenants. The Company shall have performed and complied in all material respects with all of its covenants contained in Article 7 at or before the Closing (to the extent that such covenants require performance by the Company at or before the Closing), and at the Closing Acquiror shall have received a certificate to such effect executed by the Company’s President or Chief Executive Officer.

10.3                           Compliance with Law; No Legal Restraints. There shall not be issued, enacted or adopted, or threatened in writing by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action, proceeding, or any judgment or ruling by any Governmental Authority that prohibits or renders illegal or imposes limitations on:  (a) the Merger; or (b) Acquiror’s right (or the right of any Subsidiary of Acquiror) to own, retain, use or operate any of its products, services, properties or assets (including equity, properties or assets of the Company) or conduct the Company Business on or after consummation of the Merger or seeking a disposition or divestiture of any such properties or assets. No litigation or proceeding shall be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of the Merger, or that could reasonably be expected to have a Material Adverse Effect on the Company.

10.4                           Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken all such other actions by any

Governmental Authority or other regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to consummate the Merger.

10.5                           Opinion of Company’s Legal Counsel. Acquiror shall have received from Cooley Godward LLP, legal counsel to the Company, an opinion in substantially for the form attached hereto as Exhibit D.

10.6                           Consents. Acquiror shall have received duly executed copies of the third party consents, approvals, assignments, notices, waivers, authorizations or other certificates listed on Schedule 10.6, in each case, in form and substance reasonably satisfactory to Acquiror.

10.7                           Company Stockholder Approval. The Merger and this Agreement shall have been duly and validly approved and adopted, as required by Delaware Law and the Company’s Certificate of Incorporation and Bylaws, each as in effect on the date of such approval and adoption, by the requisite vote or written consent of the Company Stockholders. The Company Stockholder Consent shall have been executed by each Company Stockholder identified on Exhibit C-1 and each such Stockholder Consent shall remain in full force and effect.

10.8                           Employment Matters; Company Stockholder Consents. None of the Key Employees shall have rescinded his Employment Offer Letter and Employment and Confidentiality Agreement executed on the Agreement Date.

10.9                           Termination of Company Stockholder Documents and Rights. Each of the Amended and Restated Investor Rights’ Agreement, Amended and Restated Co-Sale Agreement and Amended and Restated Voting Agreement dated July 7, 2005 (collectively, the “Company VC Agreements”) shall have been terminated, effective as of the Closing, in accordance with their respective terms, and the parties to the Company VC Agreements shall have waived all of their respective rights thereunder, effective as of, and contingent upon, the Closing. Any rights thereunder shall have been terminated or waived, effective as of, and contingent upon, the Closing. Company Stockholders holding at least 96% of the outstanding Company Common Stock (including Company Common Stock issued upon conversion of Company Series A Stock and Company Series B Stock), shall have executed and delivered to Acquiror a release from liability in favor of the Company Indemnified Parties, in substantially the form attached hereto as Exhibit E (“Company Shareholder Release”).

10.10                     Resignations of Directors and Officers. The persons holding the positions of a director or officer of the Company, in office immediately prior to the Effective Time, shall have resigned from such positions in writing effective as of the Effective Time.

10.11                     Company Good Standing Certificates. Acquiror shall have received a certificate from the Delaware Secretary of State and each other State in which the Company is qualified to do business as a foreign corporation certifying that the Company is in good standing and that all applicable taxes and fees of the Company through and including the Closing Date have been paid.

10.12                     Termination of Company Benefit Arrangements. The Company shall have delivered (a) a true, correct and complete copy of resolutions adopted by the Board of Directors of the Company, certified by the Secretary of the Company, authorizing the termination of each or all of the Company Benefit Arrangements, including the Company’s 401(k) Plan with such termination effective no later than the day immediately preceding the Effective Time, requested by Acquiror to be terminated, and (b) an amendment to the 401(k) Plan, executed by the Company, that is sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the 401(k) Plan shall be maintained at the time of its termination.

10.13                     FIRPTA. Acquiror, as agent for the stockholders of the Company, shall have received a properly executed Foreign Investment and Real Property Tax Act of 1980 Notification Letter, in the form attached hereto as Exhibit F, which states that shares of Company Capital Stock do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Acquiror’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

10.14                     Secretary Certificate. Acquiror shall have received a certificate executed by the Secretary or Assistant Secretary of the Company certifying copies of resolutions adopted by the Board of Directors of the Company and the Company Stockholders evidencing approval of the Merger and the execution, delivery and performance of this Agreement, the Company Ancillary Agreements and the transactions contemplated hereby and thereby.

10.15                     Termination of Encumbrances. Acquiror shall have received executed UCC-3 termination statement from Silicon Valley Bank terminating all security interests of such entity on any asset of the Company.

10.16                     Retention Plan Participant Releases. Each of the Retention Plan Participants shall have executed and delivered to Acquiror a release from liability in favor of the Company Indemnified Parties, in substantially the form attached hereto as Exhibit E (each, a “Retention Plan Participant Release”) as contemplated by Section 6 of the Retention Plan.

10.17                     Deal Fees Certificate and Spreadsheets. Acquiror shall have received the Deal Fees Certificate and Spreadsheets from the Company; provided, however, that such receipt shall not be deemed to be an agreement by Acquiror that the Deal Fees Certificate or Spreadsheets is accurate and shall not diminish Acquiror’s remedies hereunder if the Deal Fees Certificate or the Spreadsheets are not accurate.

10.18                     Company AR Certificate. The Company’s Chief Financial Officer shall have delivered a certificate (the “Company AR Certificate”) setting forth the Current Company Accounts Receivable and the portion thereof that the parties mutually agree is equal to the Estimated Collectible Accounts Receivable Amount.

ARTICLE 11
TERMINATION OF AGREEMENT

11.1                           Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of Acquiror and the Company.

11.2                           Unilateral Termination.

(a)                                  Either Acquiror or the Company, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger.

(b)                                 Either Acquiror or the Company, by giving written notice to the other, may terminate this Agreement if the Merger shall not have been consummated by midnight Pacific Time on August 15, 2006 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 11.2(b) shall not be available to any party whose breach of a representation or warranty or covenant made under this Agreement by such party results in the failure of any condition set forth in Article 9 or Article 10 to be fulfilled or satisfied on or before such date.

(c)                                  Either Acquiror or the Company may terminate this Agreement at any time prior to the Effective Time if (i) the other has committed a breach of (x) any of its representations and warranties under Article 4 or Article 5, as applicable, or (y) any of its covenants under Article 7 or Article 8, as applicable, such that the conditions set forth in Article 10 or Article 9, as applicable, would not be satisfied, (ii) the party seeking to terminate this Agreement has given the other party written notice of the material breach and its intention to terminate this Agreement pursuant to this Section 11.2(c) (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and (iii) such breach has not been cured by the Termination Date; provided, however, that the right to terminate this Agreement under this Section 11.2(c) shall not be available to a party if the party is at that time in material breach of this Agreement.

(d)                                 Acquiror, by giving written notice to the Company, may terminate this Agreement if the Company shall have breached the Mutual NDA.

11.3                           Effect of Termination. In the event of termination of this Agreement as provided in Section 11.2, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, Merger Sub or the Company or their respective officers, directors, stockholders or affiliates; provided, however, that (i) the provisions of this Section 11.3 (Effect of Termination) and Article 13 (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any party hereto from liability in connection with any willful breach of any of such party’s covenants contained herein or contained in the Mutual NDA.

ARTICLE 12
SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION
AND REMEDIES; CONTINUING COVENANTS

12.1                           Survival; Agreement to Indemnify.

(a)                                  The representations and warranties of the Company contained in this Agreement, the Company Ancillary Agreements and the Company Certificates shall survive the Effective Time and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the first anniversary of the Closing Date; provided, however, that the representations and warranties of the Company contained in Section 4.3(a) (Power and Authority), Section 4.4 (Capitalization), Section 4.6 (Litigation), Section 4.7 (Taxes), Section 4.8 (Company Financial Statements), Section 4.13 (Intellectual Property), the penultimate sentence of Section 4.16(a) (Taxes) and Section 4.16 (c), (d), (e) and (f)  (ERISA) (with the representations and warranties in Section 4.3(a), Section 4.4, Section 4.6, Section 4.7, Section 4.8, Section 4.13, the penultimate sentence of Section 4.16(a) and Section 4.16 (c), (d), (e) and (f), being referred to herein as the “Continuing Representations”) will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the eighteen-month anniversary of the Closing Date for claims against the Effective Time Holders which seek recovery of Damages arising out of a failure of the Continuing Representations; provided further, Acquiror Indemnified persons may make indemnity claims in respect of Dissenting Shares Excess payments until the earlier of the eighteen-month anniversary of the Closing Date and 60 days following the date on which any Dissenting Shares Excess payment is determinable pursuant to Applicable Law; provided further, that no right to indemnification pursuant to this Article 12 in respect of any claim based upon any failure of a representation or warranty that is set forth in a Notice of Claim delivered prior to the applicable expiration date of such representation or warranty shall be affected by the expiration of such representation or warranty; and provided, further, that such expiration shall not affect the rights of any Acquiror Indemnified Person under this Article 12 or otherwise to seek recovery of Damages arising out of any fraud, willful breach or intentional misrepresentation by the Company until the expiration of the applicable statute of limitations. If the Merger is consummated, the representations and warranties of Acquiror contained in this Agreement, the Acquiror Ancillary Agreements and the other certificates of Acquiror contemplated hereby shall expire and be of no further force or effect as of the Effective Time.

(b)                                 Agreement to Indemnify. Subject to the limitations set forth in this Article 12, from and after the Effective Time, each Effective Time Holder shall severally (based on each such holder’s Pro Rata Share), and not jointly, indemnify and hold harmless Acquiror and its officers, directors, agents, representatives, stockholders and employees, and each person, if any, who controls or may control Acquiror within the meaning of the Securities Act or the Exchange Act (each hereinafter referred to individually as an “Acquiror Indemnified Person” and collectively as “Acquiror Indemnified Persons”) from and against any and all losses, costs, damages, Liabilities and expenses (including reasonable attorneys’ fees, other professionals’ and experts’ fees, costs of investigation and court costs), calculated net of actual recoveries under existing insurance policies (hereinafter collectively referred to as “Damages”), paid or incurred by the Acquiror Indemnified Parties, directly or indirectly arising out of, or resulting from:  (i) any failure of any representation or warranty made by the Company in this Agreement, the Company Disclosure Letter, any Company Ancillary Agreement or any exhibit or schedule to this Agreement to be true and correct as of the date of this Agreement (as though such representation or warranty were made as of the date of this Agreement, except in the case of representations and warranties which by their terms speak only as of a specific date or dates); (ii) any failure of any certification, representation or warranty made by the Company in any Company Certificate to be true and correct as of the date such certificate is delivered to Acquiror; (iii) any breach of or default in connection with any of the covenants or agreements made by the Company in this Agreement the Company Disclosure Letter, any Company

Ancillary Agreement or any exhibit or schedule to this Agreement; (iv) any inaccuracies in the Spreadsheets as of the Closing Date; (v) any Indemnifiable Deal Fees and Excess Payroll Service Charges; (vi) any Dissenting Shares Excess Payments; (vii) any AR Shortfall; (viii) any amounts payable under the Retention Plan that were not deducted as part of the Retention Plan Net Initial Merger Consideration Exclusion Amount or the Retention Plan Net Contingent Merger Consideration Exclusion Amount; (ix) any Qualifying Customer Transition Expenses; or (x) any claim by any Person related to ownership of Company Common Stock, Company Options, Company Warrants or other rights to acquire ownership of any shares of Company Capital Stock, including, without limitation, any claim by any Company Securityholder or Retention Plan Participant related to the cancellation or termination of Company Capital Stock, Company Options or Company Warrants in the Merger, the terms of the Merger or the treatment of such Person in the Merger.

In determining the amount of any Damages, any materiality standard contained in such representation or warranty shall be disregarded.

(c)                                  Release. The Primary Escrow Amount and the Customer Escrow Amount will be released to Acquiror or the Effective Time Holders, as applicable, pursuant to the terms of the Escrow Agreement.

12.2                           Remedies and Limitations.

(a)                                  Primary Escrow Amount; Setoff for Special Claims. Recovery from the Primary Escrow Amount shall be the sole and exclusive remedy under this Agreement for the matters listed in the foregoing clauses (i)-(viii) and (x) of Section 12.1(b), except in the case of (i) fraud, willful breach or intentional misrepresentation by the Company, (ii) any failure of any of the Continuing Representations to be true and correct as aforesaid, (iii) any inaccuracies in the Spreadsheets, (iv) any Indemnifiable Deal Fees and Excess Payroll Service Charges, (v) any Dissenting Shares Excess Payments or (vi) any AR Shortfall (subsections (i) through (vi) are collectively referred to as the “Special Claims”).  In the case of Claims pursuant to this Article 12 that relate to Special Claims, after Acquiror has exhausted or made claims upon all amounts of Primary Escrow Amount (after taking into account all other claims for indemnification from the Primary Escrow Amount) made by Acquiror, Acquiror may exercise its rights to make Setoffs (subject to the limitations and requirements in Article 3 hereof) to recover Special Claims Damages against Gross Contingent Consideration amounts that would otherwise be distributable to pursuant to Article 3 hereof, which Setoffs shall be made such that the Setoff against each Effective Time Holder is equal to such holder’s respective Pro Rata Share of the amount of any Damages resulting therefrom; provided, however, that in no event shall the aggregate of all such Setoffs exceed 15% of the Gross Contingent Consideration otherwise payable. For the avoidance of doubt, (a) recovery from the Primary Escrow Amount or (b) by way of Setoffs against the Gross Contingent Consideration in an amount not to exceed 15% of the Gross Contingent Consideration in accordance with this Agreement shall be the sole and exclusive remedies under this Agreement for recovering Special Claims Damages; provided, however, that this remedy limitation shall not be deemed to limit or restrict Acquiror from seeking rescission of the Merger and the transactions contemplated by this Agreement in the event of fraud or willful misrepresentation.

(b)                                 Customer Escrow Amount. Recovery from the Customer Escrow Amount shall be the sole and exclusive remedy under this Agreement for the matters listed in the foregoing clause (ix) of Section 12.1(b).

(c)                                  Fraud. Nothing in this Article 12 shall prevent Acquiror from bringing a common law action for fraud against any Person whose own fraud has caused Acquiror to incur Damages or limit the Damages recoverable by Acquiror in such common law action; provided, that Acquiror shall not be entitled to recover more than once for the same Damages.

(d)                                 Basket. Notwithstanding anything contained herein to the contrary, no Acquiror Indemnified Person may receive any recovery in respect of any claims for indemnification that are made pursuant to Section 12.1(b) (except for clauses (iv), (v), (vii) and (viii) of Section 12.1(b)), unless and until Damages in an aggregate amount greater than $75,000 (the “Basket”) have been incurred or paid, in which case the Acquiror Indemnified Persons may make claims for indemnification for all Damages, including the amount of the Basket.

(e)                                  No Contribution. The obligations of the Effective Time Holders under this Article 12 shall not be reduced, offset, eliminated or subject to contribution by reason of any action or inaction by the Company prior to the Effective Time that contributed to any inaccuracy or breach giving rise to such obligation, it being understood and agreed that the Effective Time Holders, and not the Company, shall have the sole obligation for the indemnity obligations under this Article 12.

12.3                           Appointment of Representative.

(a)                                  Authority. By voting in favor of the Merger or participating in the conversion of Company Common Stock, each Effective Time Holder approves the designation of and designates the Representative as the representative of the Effective Time Holders and as the attorney-in-fact and agent for and on behalf of each Effective Time Holder with respect to claims for indemnification under this Article 12 and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative under this Agreement and the Escrow Agreement, including the exercise of the power to:  (a) give and receive notices and communications to or from Acquiror (on behalf of itself or any other Acquiror Indemnified Person) relating to this Agreement or the Escrow Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by such holders individually); (b) authorize the release or delivery to Acquiror of Escrow Amounts in satisfaction of indemnification claims by Acquiror or any other Acquiror Indemnified Person pursuant to this Article 12 (including by not objecting to such claims); (c) agree to, object to, negotiate, resolve, enter into settlements and compromises of, demand litigation of, and comply with orders of courts with respect to, (i) indemnification claims by Acquiror or any other Acquiror Indemnified Person pursuant to this Article 12, or (ii) any other claim by any Acquiror Indemnified Person, against any such holder or by any such holder against any Acquiror Indemnified Person or any dispute between any Acquiror Indemnified Person and any such holder; and (d) take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing. The Representative shall have authority and power to act on behalf of each Effective Time Holder with respect to the disposition, settlement or other handling of all claims under this Article 12 and the Escrow Agreement and all rights or obligations arising under this Article 12 and the Escrow Agreement. The Effective Time Holders shall be bound by all actions taken and documents executed by the Representative in connection with this Article 12 and the Escrow Agreement, and Acquiror and other Acquiror Indemnified Persons shall be entitled to rely on any action or decision of the Representative. The individual serving as the Representative may be replaced from time to time by the holders of a majority of the voting power of the Company Capital Stock (other than Dissenting Shares) outstanding as of immediately prior to the Effective Time upon not less than 10 days’ prior written notice to Acquiror and the Escrow Agent. No bond shall be required of the Representative. Notices or communications to or from the Representative shall constitute notice to or from each of the Effective Time Holders.

(b)                                 Limitation on Liability. In performing the functions specified in this Agreement and the Escrow Agreement, the Representative shall not be liable to any Effective Time Holder in the absence of gross negligence or willful misconduct on the part of the Representative. Each Effective Time Holder shall severally (based on each such holder’s Pro Rata Share), and not jointly, indemnify and hold harmless the Representative from and against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Representative and arising out of or in connection with the acceptance or administration of his duties hereunder and under the Escrow Agreement, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Representative. The Effective Time Holders shall, based on their Pro Rata Share, be responsible for the payment of all fees and expenses reasonably incurred by the Representative in performing his duties under this Agreement and the Representative shall have the right to have any such fees and expenses reimbursed from the Primary Escrow Amount prior to any distribution to the Acquiror Indemnified Parties of any amounts in the Primary Escrow Fund.

12.4                           Notice of Claim. As used herein, the term “Claim” means a claim for indemnification of Acquiror or any other Acquiror Indemnified Person for Damages under this Article 12. Acquiror may give notice of a Claim in accordance with the terms and conditions of the Escrow Agreement (such notice, a “Notice of Claim”).

12.5                           Defense of Third-Party Claims.

(a)                                  Acquiror shall determine and conduct the defense or settlement of any claim, demand, suit, Action, arbitration, investigation, inquiry or proceeding brought by a third party against Acquiror or such other Acquiror Indemnified Person (in each such case, a “Third-Party Claim”), and the costs and expenses incurred by Acquiror in connection with such defense or settlement (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Damages for which Acquiror may seek indemnification pursuant to a Claim made by any Acquiror Indemnified Person hereunder and the Escrow Agreement to the extent provided in this Article 12.

(b)                                 The Representative shall have the right to receive copies of all pleadings, notices and communications or summaries thereof with respect to the Third-Party Claim to the extent that receipt of such documents by the Representative does not affect any privilege relating to the Acquiror Indemnified Person and may participate in, but not to determine or conduct, any defense of the Third-Party Claim or settlement negotiations with respect to the Third-Party Claim.

(c)                                  No settlement of any such Third-Party Claim with any third party claimant shall be made without the prior written consent of the Representative, which consent shall not be unreasonably withheld, conditioned or delayed and which shall be deemed to have been given unless the Representative shall have objected within 10 calendar days after a written request for such consent by Acquiror. In the event that the Representative has consented to any such settlement, neither the Representative nor any Effective Time Holder shall have any power or authority to object under any provision hereof to the amount of any claim by or on behalf of any Acquiror Indemnified Person against the Escrow Amounts or against the Effective Time Holders for indemnity with respect to such settlement

12.6                           Resolution of Notice of Claim. Each Notice of Claim given by Acquiror shall be resolved as follows:

(a)                                  Uncontested Claims. If, within 15 business days after a Notice of Claim is received by the Representative, the Representative does not contest such Notice of Claim in writing to Acquiror as provided in Section 12.6(b), the Representative shall be conclusively deemed to have consented, on behalf of all Effective Time Holders, to the recovery by the Acquiror Indemnified Person of the full amount of Damages specified in the Notice of Claim in accordance with this Article 12, including the forfeiture of cash from the Escrow Amount, and, without further notice, to have stipulated to the entry of a final judgment for damages against the Effective Time Holders for such amount in any court having jurisdiction over the matter where venue is proper.

(b)                                 Contested Claims. If the Representative gives Acquiror written notice contesting all or any portion of a Notice of Claim (a “Contested Claim”) within the 15 business day period specified in Section 12.6(a), then such Contested Claim shall be resolved by either (i) a written settlement agreement executed by Acquiror and the Representative or (ii) in the absence of such a written settlement agreement within 30 business days following receipt by Acquiror of the written notice from the Representative, by binding litigation between Acquiror and the Representative in accordance with the terms and provisions of Section 12.6(c).

(c)                                  Litigation of Contested Claims. Either Acquiror or the Representative may bring suit in the courts of the State of California and the Federal courts of the United States of America located within the County of Santa Clara in the State of California to resolve the Contested Claim. Regardless of which party brings suit to resolve a matter, Acquiror shall bear the burden of proof by a preponderance of the evidence that Acquiror or other Acquiror Indemnified Persons are entitled to indemnification pursuant to this Article 12. The decision of the trial court as to the validity and amount of any claim in such Notice of Claim shall be nonappealable, binding and conclusive upon the parties to this Agreement and Acquiror shall be entitled to act in accordance with such decision and make or withhold payments of Escrow Amounts in accordance therewith and herewith. Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction. For purposes of this Section 12.6(c), in any suit hereunder in which any claim or the amount thereof stated in the Notice of Claim is at issue, Acquiror shall be deemed to be the non-prevailing party unless the trial court awards

Acquiror more than one-half of the amount in dispute; otherwise, the Representative and Effective Time Holders shall be deemed to be the non-prevailing party. The non-prevailing party to a suit shall pay its own expenses and the expenses, including attorneys’ fees and costs, reasonably incurred by the other party to the suit..

12.7                           Tax Consequences of Indemnification Payments. All payments (if any) made to an Acquiror Indemnified Person pursuant to any indemnification obligations under this Article 12 will be treated as adjustments to the purchase price for tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by Applicable Law.

ARTICLE 13
MISCELLANEOUS

13.1                           Governing Law. Except as otherwise provided by the provisions of the Escrow Agreement with respect to Claims solely relating to interpretation of the Escrow Agreement, (a) the internal laws of the State of Delaware, irrespective of its conflicts of law principles, shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto; (b) the parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of California and the Federal courts of the United States of America located within the County of Santa Clara in the State of California solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby (including resolution of disputes under Section 12.6(c)), and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a California State or Federal court; (c) the parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 13.9 or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof; and (d) with respect to any particular action, suit or proceeding, venue shall lie solely in Santa Clara County, California.

13.2                           Assignment; Binding Upon Successors and Assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto except that Acquiror may assign this Agreement to any direct or indirect wholly-owned subsidiary of Acquiror without the Company’s or the Representative’s prior consent; provided, however, that Acquiror shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successor and permitted assigns.

13.3                           Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

13.4                           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.

13.5                           Other Remedies. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any State having jurisdiction.

13.6                           Amendments and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. No amendment shall be made which by Applicable Law requires the further approval of the Company Stockholders without obtaining such further approval. At any time prior to the Effective Time, each of Company and Acquiror, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for its benefit contained herein. No such waiver or extension shall be effective unless signed in writing by the party against whom such waiver or extension is asserted. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

13.7                           Expenses. Each party shall bear its respective legal, auditors’, investment bankers’ and financial advisors’ fees and other expenses incurred with respect to this Agreement, the Merger and the transactions contemplated hereby.

13.8                           Attorneys’ Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal). The prevailing party shall be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

13.9                           Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by facsimile, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by facsimile, three days after mailing if sent by mail, and one day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 13.9:

If to Acquiror or Merger Sub:

Opsware Inc.
599 N. Mathilda Avenue
Sunnyvale, CA 94085
Attention:  General Counsel
Facsimile No.: 408-744-7384

with a copy to:

Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, California 94041
Attention: David W. Healy, Esq.
Facsimile No.: 650-938-5200

If to Company, to:

CreekPath Systems, Inc.
7420 E. Dry Creek Parkway, #100
Longmont, CO 80503
Attention: Mark Davis
Facsimile No.: 303-845-1002

with a copy to:

Cooley Godward LLP
380 Interlocken Crescent, Suite 900
Broomfield, CO 80021-8023
Attention:  Laura Medina
Facsimile No.:  720-566-4099

If to the Representative:

Mark Davis
c/o Michelle Stratmore
New Enterprise Associates
2490 Sand Hill Road
Menlo Park, CA 94025
Facsimile No.: 425-696-6416

with a copy to:

Cooley Godward LLP
380 Interlocken Crescent, Suite 900
Broomfield, CO 80021-8023
Attention:  Laura Medina

Facsimile No.:  720-566-4090

13.10                     Interpretation; Rules of Construction. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to Articles, such reference shall be to an Article of this Agreement unless otherwise indicated. The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

13.11                     No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times shall continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 10.11.

13.12                     Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

13.13                     Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, affiliate, stockholder, partner or any party hereto or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement; except that Article 2 and Article 3 are intended to benefit the Effective Time Holders, Section 6.1 is intended to benefit the Company Indemnified Parties, Section 6.2 is intended to benefit certain employees of the Company and Article 12 is intended to benefit the Acquiror Indemnified Persons.

13.14                     Public Announcement. Acquiror may issue such press releases, and make such other disclosures regarding the Merger, as it determines are required under applicable securities laws or regulatory rules or are otherwise desirable. The Company will not make any public statement with respect to the Merger or this Agreement without Acquiror’s prior written consent. The Company shall use its reasonable efforts to prevent any trading in shares of Acquiror Common Stock by its officers, directors, employees, stockholders and agents prior to the Effective Time.

13.15                     Confidentiality. The Company and Acquiror each confirm that they have entered into the Mutual NDA and that they are each bound by, and shall abide by, the provisions of such Mutual NDA; provided, however, that Acquiror shall not be bound by such Mutual NDA after the Closing. If this Agreement is terminated, the Mutual NDA shall remain in full force and effect, and all copies of documents containing confidential information of a disclosing party shall be returned by the receiving party to the disclosing party or be destroyed, as provided in the Mutual NDA.

13.16                     Entire Agreement. This Agreement, the exhibits and schedules hereto, the Company Ancillary Agreements, the Acquiror Ancillary Agreements and the Merger Sub Ancillary Agreements constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Mutual NDA.

13.17                     Waiver of Jury Trial. EACH OF ACQUIROR, MERGER SUB, THE COMPANY AND THE REPRESENTATIVE HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ACQUIROR, MERGER SUB, THE COMPANY AND THE REPRESENTATIVE IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[SIGNATURE PAGE NEXT]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

OPSWARE INC.

		By:	/s/	Benjamin Horowitz
		Name:		Benjamin A. Horowitz
		Title:		President and Chief Executive Officer

STREAM ACQUISITION CORP.

		By:	/s/	Benjamin Horowitz
		Name:		Benjamin A. Horowitz
		Title:		President

CREEKPATH SYSTEMS, INC.

		By:	/s/	Mark Davis
		Name:		Mark Davis
		Title:		President and Chief Executive Officer

REPRESENTATIVE

By:	/s/ Mark Davis

Name: Mark Davis

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]

LIST OF EXHIBITS

Schedule 1	Form of Bridge Note

Schedule 2	Estimated Pre-Closing Expense Budget

Schedule 3.1	Acquiror Bookings Guidelines

Schedule 10.6	Required Consents

Exhibit A	Form of Certificate of Merger

Exhibit B-1	List of Key Employees executing an Employment Offer Letter and an Employment and Confidentiality Agreement

Exhibit B-2	Form of Employment Offer Letter

Exhibit B-3	Form of Employment and Confidentiality Agreement

Exhibit C-1	List of stockholders to execute Stockholder Consent

Exhibit C-2	Form of Stockholder Consent

Exhibit C-3	Form of Stockholder Agreement

Exhibit D	Form of Cooley Godward LLP Opinion

Exhibit E	Form of Company Stockholder and Retention Plan Participant Release

Exhibit F	FIRPTA Certificate

Exhibit G	Form of Escrow Agreement

Opsware Inc. agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.